                                                                      Exhibit 12




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                           LOAN AND SECURITY AGREEMENT

                                      AMONG

                               CITICORP USA, INC.
            AND THE OTHER PARTIES HERETO IDENTIFIED AS LENDERS BELOW,
                                   AS LENDERS,

                               CITICORP USA, INC.,
                            AS AGENT FOR THE LENDERS,

                                       AND

                            JAN BELL MARKETING, INC.,
                            JBM RETAIL COMPANY, INC.,
                                       AND
                             MAYOR'S JEWELERS, INC.,
                                  AS BORROWERS


                           CLOSING DATE: JULY 28, 1998

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
                                TABLE OF CONTENTS

SECTION 1.   DEFINITIONS.................................................................2
    1.1.     Defined Terms...............................................................2
    1.2.     Accounting Terms...........................................................25
    1.3.     Other Terms................................................................25
    1.4.     Construction and Interpretation............................................25

SECTION 2.   CREDIT FACILITY............................................................26
    2.1.     Revolver Facility..........................................................26
    2.2.     Termination of Revolver Facility...........................................29
    2.3.     Increase of Revolver Facility..............................................29
    2.4.     Periodic Reductions in Revolver Loans......................................30
    2.5.     One Obligation.............................................................30

SECTION 3.   INTEREST, FEES AND REPAYMENT...............................................30
    3.1.     Interest, Fees and Charges.................................................30
    3.2.     Payments and Prepayments ..................................................36

SECTION 4.   REPRESENTATIONS AND WARRANTIES.............................................38
    4.1.     General Representations and Warranties.....................................38
    4.2.     Reaffirmation..............................................................43
    4.3.     Survival of Representations and Warranties.................................43

SECTION 5.   COVENANTS AND CONTINUING AGREEMENTS........................................43
    5.1.     Affirmative Covenants......................................................43
    5.2.     Negative Covenants.........................................................48
    5.3.     Financial Covenants........................................................52

SECTION 6.   COLLATERAL.................................................................53
    6.1.     Grant of Security Interest.................................................53
    6.2.     Representations, Warranties and Covenants -- Collateral Generally..........53
    6.3.     Lien Perfection............................................................54
    6.4.     Location of Collateral.....................................................54
    6.5.     Insurance of Collateral....................................................55
    6.6.     Protection of Collateral...................................................55
    6.7.     Special Provisions Relating to Accounts....................................55
    6.8.     Special Provisions Relating to Inventory...................................57
    6.9.     Special Provisions Relating to Equipment...................................57
    6.10.    Special Provisions Relating to Realty......................................58


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

SECTION 7.   EVENTS OF DEFAULT AND REMEDIES ON DEFAULT..................................58
    7.1.     Events of Default..........................................................58
    7.2.     Acceleration of the Obligations............................................60
    7.3.     Other Remedies.............................................................61
    7.4.     License to Use.............................................................62
    7.5.     Remedies Cumulative; No Waiver.............................................62
    7.6.     Limitation on the Agent's Duty in Respect of Collateral....................62

SECTION 8.   MISCELLANEOUS..............................................................62
    8.1.     Power of Attorney..........................................................62
    8.2.     Indemnity..................................................................63
    8.3.     Amendments and Waivers.....................................................64
    8.4.     Reimbursement of Expenses..................................................65
    8.5.     Indulgences Not Waivers....................................................66
    8.6.     Severability...............................................................66
    8.7.     Successors and Assigns.....................................................66
    8.8.     Cumulative Effect..........................................................66
    8.9.     Execution in Counterparts..................................................66
    8.10.    Notices....................................................................67
    8.11.    Consents...................................................................67
    8.12.    Time of Essence............................................................67
    8.13.    Entire Agreement...........................................................67
    8.14.    Interpretation.............................................................67
    8.15.    Marshalling; Payments Set Aside............................................67
    8.16.    Construction...............................................................68
    8.17.    Governing Law; Consent to Jurisdiction and Service of Process;
             Waiver of Jury Trial.......................................................68
    8.18.    Publicity..................................................................69
    8.19.    Effectiveness..............................................................69
    8.20.    Sole Benefit...............................................................69
    8.21.    General Waivers by Each Borrower...........................................69
    8.22.    Independence of Covenants..................................................69
    8.23.    Headings...................................................................69
    8.24.    No Fiduciary Relationship..................................................70
    8.25.    Limitation of Liability....................................................70
    8.26.    No Duty....................................................................70
    8.27.    Maximum Interest...........................................................70
    8.28.    Joint and Several Liability................................................71
    8.29.    Confidentiality............................................................72
    8.30.    Replacement of Lender......................................................72
    8.31.    Release....................................................................73


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

SECTION 9.   AGENCY.....................................................................73
    9.1.     Assignments and Participations in Revolver Loans and Notes.................73
    9.2.     Agent......................................................................74
    9.3.     [INTENTIONALLY NOT USED]...................................................78
    9.4.     Set Off and Sharing of Payments............................................78
    9.5.     Disbursement of Funds......................................................78
    9.6.     Disbursements of Advances, Payments and Information........................79
    9.7.     Defaulting Lender's Status.................................................81

SECTION 10.  CONDITIONS PRECEDENT.......................................................82
    10.1.    Conditions to Initial Revolver Loans.......................................82
    10.2.    Conditions to All Revolver Loans...........................................84














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
                           LOAN AND SECURITY AGREEMENT


         THIS LOAN AND SECURITY AGREEMENT is made as of the 28th day of July, 1998 (the "Closing Date"), by and among the parties hereto identified as "Lenders" on the signature page(s) to this Agreement, and their permitted successors and assigns (collectively, the "Lenders" and each, individually, a "Lender"), each with an office at the address specified on its signature page to this Agreement; CITICORP USA, INC., a Delaware corporation with an office at the address specified on its signature page to this Agreement (herein, in its individual capacity, called "Citicorp"), for itself, as a Lender, and as agent for itself and each other Lender from time to time party hereto (herein, in such capacity as agent, called "Agent"); JAN BELL MARKETING, INC., a Delaware corporation with its chief executive office and principal place of business at the address specified on its signature page to this Agreement ("Jan Bell"), individually and as "Borrowers' Agent", as defined below; JBM RETAIL COMPANY, INC., a Delaware corporation with its chief executive officer and principal place of business at the address specified on the signature page to this Agreement ("JBM"); and MAYOR'S JEWELERS, INC., a Florida corporation with its chief executive office and principal place of business at the address specified on its signature page to this Agreement ("Mayor's") (Jan Bell, JBM and Mayor's hereinafter referred to collectively as the "Borrowers" and each individually as a "Borrower").

         PREAMBLE. Capitalized terms used in this Preamble have the meanings assigned to them in the opening paragraph hereof or in Section 1 below. Pursuant to the Purchase Agreement, Sellers have agreed to sell to Jan Bell, and Jan Bell has agreed to purchase from Sellers, up to one hundred percent (100%) of the Outstanding Shares, Equity Rights and Option Shares of Mayor's in exchange for payment by Jan Bell of the Purchase Price and the Debt Settlement Amount. Pursuant to the Merger Agreement, immediately following the consummation of such purchase, the Merger Subsidiary will be merged with and into Mayor's with Mayor's as the surviving corporation, and as a result of such merger the Outstanding Shares acquired by Jan Bell pursuant to the Purchase Agreement and any treasury shares owned by Mayor's or any of its Subsidiaries will be canceled, any Outstanding Shares owned by Persons other than Jan Bell, other than any Dissenting Shares, will be converted into the right to receive the Merger Consideration, any Dissenting Shares shall be entitled to the rights described in Section 1.09 of the Merger Agreement, any outstanding Equity Rights and Option Shares shall be cancelled and the holders thereof shall receive the consideration described in Section 1.08 of the Merger Agreement and the outstanding stock of the Merger Subsidiary will be converted into an equal number of shares of the stock of Mayor's issued by Mayor's, as the surviving corporation, immediately following consummation of such merger, such that after giving effect to such merger, Jan Bell will be the owner of one hundred percent (100%) of the issued and outstanding stock of Mayor's. In connection with the consummation of such transactions, Borrowers desire to enter with the Agent and Lenders into this Agreement pursuant to which, subject to the terms and conditions set forth herein, Lenders will establish for Borrowers the Revolver Facility, the proceeds of which will be used by Jan Bell, initially, together with its cash on hand, to pay the Purchase Price, the Debt Settlement Amount, the Merger Consideration and transaction costs, and, thereafter, by Borrowers, for working capital, capital expenditures and general corporate purposes. From and after the consummation of the transactions contemplated by the Purchase Agreement, Borrowers will conduct their businesses as a common enterprise, such that financial accommodations to one Borrower will inure to the direct and material benefit of the other Borrowers. Therefore, Borrowers have determined that it is in their mutual economic interests to apply to Lenders on a joint basis for the Revolver Facility hereunder, and, in furtherance thereof, Borrowers hereby appoint Jan Bell to act as agent for all Borrowers in connection with requests for, the receipt, disbursement, allocation and administration of, and the repayment of, the extensions of credit to be provided under the Revolver Facility.

         In consideration of the agreements, provisions and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers, Lenders and Agent agree as follows:

SECTION 1.        DEFINITIONS

         1.1. Defined Terms. When used in this Agreement, the following terms shall have the following meanings:

         "Account Debtor" - any Person who is or may become obligated on or under an Account.

         "Accounts" - shall have the meaning ascribed to "accounts" under
Article 9 of the Code. The term "Accounts" is more particularly defined and described in the Collateral Schedule.

         "Active Subsidiaries" - collectively, each of the Guarantor Subsidiaries and the Israeli Subsidiary and, when the reference is to the Active Subsidiaries of Jan Bell, Mayor's and JBM.

         "Affiliate" - as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "Aged Eligible Inventory" - Inventory of Jan Bell or JBM which is more than one year old but which is not excluded from Eligible Inventory pursuant to the operation of clause (iv) of the definition thereof or otherwise.

         "Agent" - Citicorp, acting in its capacity as agent for the Lenders under this Agreement; and includes any successor agent acting in such capacity appointed pursuant to Section 9.2.

         "Agent's Letter Agreement" - the letter agreement, dated on or prior to the Closing Date, between the Agent and Borrowers.

         "Agreement" - this Loan and Security Agreement, as it may be modified or amended from time to time. The term "Agreement," as used herein, shall include all Schedules, Exhibits, Annexes and Appendices hereto, and all amendments or modifications hereof, and shall refer to this Agreement as the same shall be in effect at the time such reference becomes operative.

         "Applicable Law" - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including, but not limited to, all applicable common law and equitable principles; all provisions of all applicable federal, state, and local constitutions, statutes, rules, regulations and orders of governmental bodies; and all orders, judgments and decrees of all courts and arbitrators. The term "Applicable Law" shall include all Environmental Laws and all consumer credit laws and regulations.

         "Authorized Officer" as to each Borrower, means the chief executive officer, chief operating officer or chief financial officer of such Borrower, any vice president of such Borrower on the Closing Date and such other officers or representatives of such Borrower as such Borrower may nominate, and Agent may approve from time to time for purposes hereof.

         "Average Leverage Ratio" - for any Fiscal Quarter of Jan Bell and its Consolidated Subsidiaries, the quotient of (a) the average of the Consolidated Funded Debt outstanding on each day during such Fiscal Quarter, divided by (b) Consolidated EBITDA for the four (4) Fiscal Quarters ending with the end of such Fiscal Quarter.

         "Bank Agency Agreement" - an agreement, reasonably satisfactory in form and substance to Agent, among Agent, a Borrower and each bank at which such Borrower maintains depository accounts respecting the manner of receipt, collection and disposition of funds of such Borrower constituting proceeds from the sale of Inventory, the collection of Accounts and the disposition of other Collateral and to include, in any event, a waiver by such bank of any rights against funds deposited in accounts which are the subject of such agreement and an agreement to remit funds in such accounts to such account as Agent shall direct for application to the Obligations. Without limitation, the foregoing shall include "blocked account" agreements, "agency" agreements and "lockbox" agreements.

         "Bankruptcy Code" - Title 11 of the United States Code entitled "Bankruptcy," as amended from time to time and all rules and regulations related thereto.

         "Base Margined Rate" - with respect to each day on which a Base Rate Loan is outstanding, a rate per annum equal to the Base Rate plus the applicable Interest Margin.

         "Base Rate" - a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of: (i) the rate of interest publicly announced from time to time by Citibank in New York, New York as the base rate of Citibank; (ii) one-half of one percent (1/2%) per annum above the Federal Funds Rate; and (iii) the sum (adjusted to the nearest one-fourth of one percent (1/4%) per annum or, if there is no nearest one-fourth of one percent (1/4%) per annum, to the next higher one-fourth of one percent (1/4%) per annum) of (a) one-half of one percent (1/2%) per annum, plus
(b) the rate obtained by dividing (1) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money center banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or if any such day is not a Business Day, on the next Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York, or if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three (3) New York certificate of deposit dealers of recognized standing selected by Citibank, by (2) a percentage equal to one hundred percent (100%) minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) of Citibank in respect of liabilities consisting of or including (among other types of liabilities) three-month U.S. Dollar non-personal time deposits in the United States; plus (c) the average during such three-week period of the annual assessment rates during such three-week period estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. Dollar deposits of Citibank in the United States.

         "Base Rate Loans" - Revolver Loans bearing interest at rates determined by reference to the Base Rate.

         "Borrower" or "Borrowers" - has the meaning assigned to it in the opening paragraph of this Agreement.

         Borrowers' Agent" - means Jan Bell Marketing, Inc., when acting in such capacity hereunder.

         "Borrowing Availability" - at any date, an amount equal to the sum of
(i) up to seventy-five percent (75%), of the net amount of Eligible Accounts of Borrowers outstanding at such date plus (ii) up to sixty-five percent (65%) of the value of Eligible Inventory of Borrowers at such date, calculated on the basis of the lower of cost or market value, with cost calculated on a first in, first out basis, and with the exact percentages within such range applicable to various types of Eligible Inventory of each Borrower to be determined by the Agent from time to time (as to which indicative initial percentages are specified below in this definition); less (iii) Reserves. For purposes hereof, the "net amount of Eligible Accounts" at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option, may be calculated on shortest terms), credits, allowances, sales or excise taxes of any nature at any time issued, owing, claimed, granted, outstanding or payable in connection with such Accounts at such time. Indicative percentages to be applied against various types of Eligible Inventory in determining Borrowing Availability are as follows:


           Inventory Type                             Indicative Percentage
           ---------------------------------          --------------------------
           Mayor's
           -------

           Eligible Inventory                         Up to 65%
           (exclusive of jewelry parts and
           watch parts)

           Eligible Inventory                         Up to 55%
           consisting of jewelry parts

           Eligible Inventory                         Up to 40%
           consisting of watch parts

           Jan Bell and JBM
           ----------------

           Eligible Inventory                         Up to 60%
           consisting of diamond jewelry

           Eligible Inventory                         Up to 55%
           consisting of colored stone jewelry

           Eligible Inventory                         Up to 60%
           consisting of gold jewelry

           Eligible Inventory                         Up to 45%
           consisting of watches

           Eligible Inventory                         Up to 50%
           consisting of fragrance

           Eligible Inventory                         Up to 40%
           consisting of sunglasses

           Eligible Inventory                         Up to 45%
           consisting of collectibles

           Aged Eligible Inventory                    Up to 20%

         In the event that the remaining term of the Sam's Club Agreement is ever less than twelve (12) months (except to the extent that a provision for unconditional and automatic renewal at expiration for a period of at least twelve (12) months is then included in such Agreement), then, commencing on the first day of the first calendar quarter occurring after such remaining term becomes less than twelve (12) months and continuing on the first day of each calendar quarter thereafter for so long as such remaining term continues to be less than twelve (12) months, the advance rates against all types of Inventory of Jan Bell and JBM shall each reduce by ten percent (10%) per calendar quarter; provided, however, that upon Jan Bell's and JBM's obtaining of an extension or renewal of the Sam's Club Agreement for a term of at least twelve (12) months on terms and conditions satisfactory to the Agent, such reductions shall be reversed (but shall be subject to reinstatement in the event that the remaining term of the Sam's Club Agreement is again less than twelve (12) months).

         Borrowers acknowledge that the advance rates against Eligible Accounts and Eligible Inventory provided for in this definition have been established based upon the Agent's determination of the values of Borrowers' Eligible Accounts and Eligible Inventory as of the Closing Date, and that, without limitation of the other rights of the Agent regarding the establishment and reduction of advance rates set forth herein, the Agent may, at any time or times hereafter, based upon the Agent's customary credit considerations, reduce such rates to reflect any material adverse change in such loan values not reflected in the criteria for determining Eligible Account and Eligible Inventory set forth in the definitions thereof. Any such reduction shall become effective ten
(10) days after the Agent gives written notice thereof to Borrower's Agent.

         "Borrowing Base" - at any date of determination thereof, an amount equal to the lesser of: (a) the Commitment, minus the aggregate amount of all Letters of Credit outstanding at such date; or (b) Borrowing Availability.

         "Borrowing Base Certificate" - a certificate, appropriately completed and in substantially the form of Exhibit "A", issued by an Authorized Officer of Borrowers' Agent in respect of the Borrowing Base pursuant to Section 5.1(I).

         "Business Day" - any day that is not a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed in New York, New York, and, with respect to all notices, determinations, fundings and payments in connection with LIBOR Rate Loans, any day that is a Business Day described above and that is also a day for trading by and between banks in Dollar deposits in the applicable interbank LIBOR market.

         "Capital Expenditures" - has the meaning ascribed to it under GAAP.

         "Capital Lease" - any lease of Property which would be capitalized on the lessee's balance sheet or for which the amount of the asset or liability thereunder, if so capitalized, should be disclosed in a note to such balance sheet.

         "Capitalized Lease Obligation" - any Indebtedness represented by obligations under a Capital Lease, and the amount of such Indebtedness shall be the capitalized amount of such obligations.

         "Charges" - all taxes, assessments, levies, claims or charges upon a Borrower, its income or sales, or any of its properties imposed by any Governmental Authority.


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
         "Chattel Paper" - shall have the meaning ascribed to "chattel paper" under Article 9 of the Code.

         "Citibank" - means Citibank, N.A., a national banking association.

         "Citicorp" - has the meaning ascribed to it in the opening paragraph of this Agreement.

         "Closing Date" - has the meaning assigned to it in the opening paragraph of this Agreement.

         "Code" - the Uniform Commercial Code as adopted and in force from time to time in the State of New York.

         "Collateral" - all of the following described types of Property and interests in Property of each Borrower, whether now owned or existing or hereafter created, acquired or arising and wherever located: (A) all Accounts;
(B) all Chattel Paper; (C) all Documents; (D) all Instruments; (E) all Inventory; (F) all Equipment; (G) all General Intangibles; (H) all monies and other Property of any kind, now or at any time or times hereafter, in the possession or under the control of Agent or a bailee of Agent; (I) all Investment Property; (J) all bank accounts, including, without limitation, all bank accounts subject to blocked account agreements, lockbox account agreements or other similar agreements; and (K) all Products and Proceeds of the Property described in (A) through (J) above, including, without limitation, Proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to, or destruction of any or all of the foregoing; all as more particularly set forth and described in the Collateral Schedule. The term "Collateral" shall also include Real Property in which, pursuant to the requirements of Section 6.10 hereof, a Lien has been granted to or for the benefit of Agent, all capital stock pledged to Agent pursuant to the Stock Pledge Agreement, all Property of each Guarantor Subsidiary in which Agent is granted a security interest pursuant to the Subsidiary Guaranty and all other property of each Borrower or any Subsidiary in which Agent is presently or hereafter granted a Lien as security for the Obligations.

         "Collateral Location" - means Borrowers' chief executive office and each store, distribution center, warehouse or other location, whether owned or leased by a Borrower or a Guarantor Subsidiary or otherwise, at which any Collateral is situated at any time or from time to time.

         "Commercial Account Debtor" - mean any Account Debtor other than a Consumer Account Debtor.

         "Commitment" or "Commitments" - means (a) as to any Lender, the commitment of such Lender to make available its Pro Rata Share of the Revolver Loans under the Revolver Facility and to purchase its Pro Rata Share of participations in Letter of Credit Liability and (b) as to all Lenders, the aggregate commitment of all Lenders to make available their Pro Rata Shares of Revolver Loans and to purchase their Pro Rata Shares of participations in Letter of Credit Liability.

         "Compliance Certificate" - means a certificate, appropriately completed and substantially in the form of Exhibit "B", issued by an Authorized Officer of Borrowers' Agent in respect of Borrowers' continuing compliance with this Agreement pursuant to Section 5.1(H).

         "Consolidated" - the consolidation of the accounts or other items as to which such term applies.

         "Consumer Account Debtor" - shall mean an individual Account Debtor who makes purchases of Inventory from a Borrower on a revolving credit or installment sales basis.

         "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness or other liability or obligation of another Person; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under Interest Rate Agreements; (d) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values; (e) under any "take or pay," "guaranteed purchase," "sale or return" or similar arrangement, or (f) with respect to any employee welfare benefit plan covering retired or terminated employees and their beneficiaries.

         "Cross-Corporate Guaranty" - means, collectively, the Guaranty Agreements, dated as of the Closing Date, pursuant to which each Borrower shall guaranty to the Agent and Lenders the payment and performance of the Obligations of the other Borrowers.

         "Debt Settlement Amount" - shall have the meaning ascribed to such term in the Purchase Agreement.

         "Default" - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

         "Default Rate" - a fluctuating rate per annum of two percent (2%) above the Base Margined Rate.

         "Dissenting Shares" - shall have the meaning ascribed to such term in the Merger Agreement.

         "Distribution" - (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of a Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of a Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of a Borrower or any of its Subsidiaries now or hereafter outstanding; (d) any payment by a Borrower or any of its Subsidiaries of any management fees or similar fees whether pursuant to a management agreement or otherwise; and (e) any payment or prepayment of principal of, premium (if any) or interest on, or any redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt.

         "Document" - shall have the meaning ascribed to "document" under
Article 9 of the Code.

         "Dollars" - and the sign "$" refer to currency of the United States of America.

         "EBITDA" - as applied to any Person, means, for any period, such Person's Net Income, plus (a) Interest Expense paid or accrued, (b) expenses for income or franchise taxes paid or accrued, and (c) amortization and depreciation deducted in determining Net Income, provided that in calculating Net Income of a Person for the purpose of determining EBITDA of such Person there shall be excluded therefrom: (i) any gain or loss arising from the sale of capital assets; (ii) any gain or loss arising from any write-up or write-down of assets;
(iii) all earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iv) all earnings of any entity substantially all the assets of which have been acquired in any manner by such Person, realized by such entity prior to the date of such acquisition; (v) all net earnings of any entity (other than a Subsidiary) in which such Person has an ownership interest unless such net earnings have actually been received by such Person in the form of cash distributions; (vi) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to such Person; (vii) all earnings of any other Person to which any assets of such Person have been sold, transferred or disposed of, or into which such Person has merged, or with which such Person has been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (viii) any gain arising from the acquisition of any Securities of such Person; and (ix) any gain (or loss) arising from extraordinary or nonrecurring items.

         "Eligible Account" - an Account arising in the ordinary course of a Borrower's business from the sale of Inventory or rendition of services which Agent, in its reasonable discretion based upon customary credit considerations of Agent, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account of a Borrower is to be an Eligible Account if: (i) it arises out of a sale made by such Borrower to a Subsidiary or an Affiliate of such Borrower or to a Person controlled by an Affiliate of such Borrower; (ii) with regard to any Account owing from a Consumer Account Debtor, more than two
(2) consecutive installments in respect of any Account of such Account Debtor are past due; (iii) with regard to any Account owing from a Commercial Account Debtor, it is unpaid more than ninety (90) days after the original invoice due date; (iv) fifty percent (50%) or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; (v) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; (vi) the Account Debtor is also such Borrower's creditor or supplier, or has disputed liability with respect to such Account, or the Account otherwise is subject to any right of setoff by the Account Debtor, to the extent of the amount of any offset, dispute or claim; (vii) the Account Debtor has commenced a voluntary case under the Bankruptcy Code, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the Bankruptcy Code or any other petition or other application for relief under the Bankruptcy Code has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; (viii) it arises from a sale to an Account Debtor outside the United States; (ix) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis or the Account otherwise does not represent a final sale; (x) Agent, in its reasonable discretion based upon customary credit considerations of Agent, believes that collection of such Account is insecure or that payment thereof is doubtful or will be delayed by reason of the Account Debtor's financial condition; (xi) the Account Debtor is the United States of America or any department, agency or instrumentality thereof; (xii) the Account Debtor is located in any state in which such Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as a foreign corporation authorized to transact business in such state or has filed all required reports; provided, however, that Accounts which would otherwise be excluded from eligibility pursuant to this clause (xii) shall not be excluded (if otherwise constituting Eligible Accounts) if and to the extent that the aggregate amount of such Accounts does not exceed One Hundred Thousand Dollars ($100,000) at any time and the Agent has established a Reserve in regard thereto in the amount of such Accounts; (xiii) it arises from the sale of Inventory which is consigned to a Borrower and the consignor has or claims a Lien therein; (xiv) Agent does not have a duly perfected first priority security interest therein or the Account is otherwise subject to any Lien, other than a Permitted Lien; (xv) the total unpaid Accounts of the Account Debtor exceed a credit limit determined by Agent, in its reasonable discretion based upon customary credit considerations of Agent, to the extent such Account exceeds such limit; (xvi) the Account is evidenced by Chattel Paper or an Instrument, or has been reduced to judgment; (xvii) such Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; (xviii) the sale is on layaway or other similar basis; (xix) any part of the good giving rise to such Account have been returned, rejected, lost or damaged, but only to the extent of any credit, discount or allowance given as a result of such return, rejection, loss or damage; (xx) the Accounts of the Account Debtor (other than Sam's Club, if it is an Account Debtor) exceed twenty percent (20%) of the Accounts of a Borrower (but such Accounts shall be ineligible only to the extent by which they exceed such twenty-percent (20%) limitation) or (xxi) the Account is due from a credit card clearing house.

         "Eligible Assignee" shall mean (A) any Federal Reserve Bank, acting as collateral assignee in accordance with Section 9.1(B), (B) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $100,000,000; (C) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development ("OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $1,000,000,000, provided that such bank is acting through a branch or agency located in OECD or the United States, and (D) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

         "Eligible Inventory" - such Inventory of a Borrower which Agent, in its reasonable discretion based upon customary credit considerations of Agent, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory of a Borrower is to be Eligible Inventory unless it (i) is in such Borrower's possession and control or, in the case of Inventory of JBM, it is located at a Sam's Club Warehouse in accordance with the provisions of the Sam's Club Agreement, (ii) is finished goods held for sale or watch parts held by Mayor's for use in making repairs; (iii) is readily marketable and saleable in its current form, in the normal course of such Borrower's business at prices at least equal to the cost thereof, (iv) is in good, new condition and is not obsolete or unmerchantable, (v) is not goods returned to such Borrower by or repossessed from an Account Debtor or goods taken in trade, in each case that are not in merchantable condition, (vi) meets all standards imposed by any Governmental Authority, (vii) conforms in all respects to the covenants, warranties and representations set forth in this Agreement, (viii) is at all times subject to Agent's duly perfected, first priority security interest and no other Lien, except a Permitted Lien, (ix) is situated at a Collateral Location within the United States of America or its territories which have adopted the Uniform Commercial Code and which is listed and described in the Location and Real Property Schedule or is an additional Collateral Location as to which the applicable Borrower has complied with the requirements of Section 6.4, (x) is not located at any Collateral Location which is leased or which belongs to any warehouseman or other third party, unless a Lien Waiver has been executed by such Person or the Agent has imposed a Reserve for rentals in an amount determined by it to be appropriate in its reasonable discretion based on customary credit considerations of Agent, (xi) is not in-transit (other than Inventory which is in transit from one Collateral Location described in clause
(ix) hereof to another such Collateral Location), and (xii) is owned by such Borrower and not held by it on consignment or other similar terms.

         "Environmental Laws" - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to environmental clean up, pollution, toxic waste or other environmental matters.

         "Environmental Liens" - Liens in favor of any Governmental Authority arising under or in connection with any Environmental Law.

         "Equipment" - shall have the meaning ascribed to such term and the term "fixtures" under Article 9 of the Code. The term "Equipment" is more particularly defined and described in the Collateral Schedule.

         "Equity Rights" - shall have the meaning ascribed to such term in the Purchase Agreement.

         "Escrow Agreement" - the Escrow Agreement, dated as of July 28, 1998, among Jan Bell, Sellers and the escrow agent named therein.

         "Event of Default" - as defined in Section 7 of this Agreement.

         "Expiry Date" - July 28, 2003.

         "Existing Mayor's Loan Agreement" - the Third Amended and Restated Loan Agreement dated as of June 30, 1995, as amended, among Mayor's, the financial institutions named therein, Citibank, and Citicorp North America, Inc., as agent.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by it.

         "Financial Statements" - the financial statements for each Borrower described in and attached to the Financial and Contingency Schedule.

         "Fiscal Year" means the 52/53 week accounting period of Jan Bell and its Consolidated Subsidiaries ending on the Saturday closest to January 31 of each calendar year, except that with respect to the Israeli Subsidiary and the Mexican Subsidiary, Fiscal Year shall mean the twelve (12) month period ending on each December 31. As used herein, "Fiscal Quarter" and "Fiscal Month" shall have correlative meanings.

         "Fixed Charge Coverage" shall mean for any Fiscal Quarter of Jan Bell and its Consolidated Subsidiaries, the quotient of (a) Consolidated EBITDA for the four (4) Fiscal Quarters ending with the end of such Fiscal Quarter minus Capital Expenditures made and taxes paid in cash during such period to (b) Consolidated Interest Expense for the four (4) Fiscal Quarters ending with the end of such Fiscal Quarter.

         "Funded Debt" - for any Person, the sum of long-term debt, short-term debt for borrowed money and Capitalized Lease Obligations shown on the balance sheet of such Person.

         "Funding Date" - the date on which a Revolver Loan is disbursed or a Letter of Credit Liability is incurred.

         "GAAP" - generally accepted accounting principles in the United States of America in effect from time to time.

         "General Intangibles" - shall have the meaning ascribed to "general intangibles" under Article 9 of the Code. The term "General Intangibles" is more particularly defined and described in the Collateral Schedule.

         "Governmental Authority" means any nation or government or federal, state, county, province, canton, city, town, municipality, local or other political subdivision thereof, and any department, commission, agency or instrumentality exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government.

         "Guarantor" - each Guarantor Subsidiary and each Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations pursuant to a Guaranty Agreement.

         "Guarantor Subsidiaries" - collectively, each of the Subsidiaries of Jan Bell identified as such on the Corporate Information Schedule, together with each Subsidiary of Jan Bell which executes a Subsidiary Guaranty in favor of the Agent pursuant to Section 5.2(A) or 5.2(J) hereof. "Guarantor Subsidiary" -- any one of the foregoing.

         "Guaranty Agreement" - any contract of guaranty, endorsement or suretyship pursuant to which any Guarantor shall oblige itself to pay or perform all or any portion of the Obligations.

         "Inactive Subsidiaries" - those subsidiaries of Jan Bell listed in
Section 1 of the Corporate Information Schedule which are not Active Subsidiaries or Borrowers.

         "Indebtedness" - as applied to a Person means, without duplication (i) indebtedness for borrowed money; (ii) indebtedness, whether or not in any such case the same was for borrowed money, (A) which is represented by notes payable or drafts accepted that evidence extension of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property or (D) which is secured by a Lien on any Property of the obligor; (iii) indebtedness that constitutes a Capitalized Lease Obligation; (iv) indebtedness under any agreement or obligation to reimburse the issuer of any letter of credit or similar facility for amounts paid by the issuer on account of such letter of credit or similar facility; (v) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (vi) all obligations under any Interest Rate Agreement; and (vii) indebtedness under any guaranty of any obligations that would constitute Indebtedness under clauses (i) through (vi) hereof.

         "Instrument" - shall have the meaning ascribed to "instrument" under
Article 9 of the Code.

         "Interest Expense" - the aggregate of all interest paid or accrued by a Person, including, without limitation, all interest, fees and costs payable with respect to Indebtedness (other than fees and costs that may be capitalized as transaction costs in accordance with GAAP).

         "Interest Margin" - an interest rate per annum, to be added to the Base Rate or the LIBOR Rate, as the case may be, in order to determine, respectively, the Base Margined Rate and the LIBOR Margined Rate, which, initially (i) for Base Rate Loans, shall be one-fourth of one percent (1/4%) per annum, and (ii) for LIBOR Rate Loans, shall be one and one-half percent (1 1/2%) per annum; provided, however, that, commencing with Jan Bell's Fiscal Quarter ending on or about January 31, 1999 and continuing at all times thereafter, the "Interest Margin" shall be determined (and adjusted, as appropriate) by Agent quarterly from the financial statements delivered to Agent pursuant to Section 5.1 for the Fiscal Quarter then most recently ended, with each such determination to be effective as of the first day of the second Fiscal Month following the end of such Fiscal Quarter and with such determination to remain effective until the first day of the second Fiscal Month following the next succeeding Fiscal Quarter, i.e., for Jan Bell's Fiscal Quarter ending January 31, 1999, such adjustment shall be effective on March 1, 1999; provided, however, that in the event that any such financial statements are not delivered prior to such adjustment date, then any such adjustment shall be made upon the delivery of such financial statements, but shall be effective retroactive to such adjustment date (without limitation of Lenders' rights and remedies hereunder regarding the Event of Default resulting from Borrowers' failure to deliver financial statements on a timely basis). If, as of any such Fiscal Quarter end, the Average Leverage Ratio, is (A) less than 2.0:1.0, then the Interest Margin shall be one-fourth of one percent (1/4%) per annum for Base Rate Loans and one and one-half percent (1 1/2%) per annum for LIBOR Rate Loans; (B) greater than or equal to 2.0:1, but less than 3.0:1, then the Interest Margin shall be one-half of one percent (1/2%) per annum for Base Rate Loans and one and three-fourths percent (1 3/4%) per annum for LIBOR Rate Loans; or (C) greater than or equal to 3.0:1.0, then, the Interest Margin shall be three-fourths of one percent (3/4%) per annum for Base Rate Loans and two percent (2%) per annum for LIBOR Rate Loans.

         "Interest Period" - any interest period applicable to a Revolver Loan, as provided in Section 3.1.

         "Interest Rate Agreement" - any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect a Borrower or any of its Subsidiaries against fluctuations in interest rates.

         "Inventory" - shall have the meaning ascribed to "inventory" under
Article 9 of the Code. The term "Inventory" is more particularly defined and described in the Collateral Schedule.

         "Investment Property" - shall have the meaning ascribed to "investment property" under Article 9 of the Code.

         "Israeli Subsidiary" - collectively, Exclusive Diamond International, Ltd. and Regal Diamond International (T.A.), Ltd.

         "Issuer" - means Citibank or any successor or assign.

         "Lender" or "Lenders" - has the meaning ascribed to it in the opening paragraph of this Agreement.

         "Lender Addition Agreement" - means an agreement among Agent, a Lender and such Lender's assignee regarding their respective rights and obligations with respect to assignments of the Revolver Loans, the Commitments and other interests under this Agreement and the other Loan Documents. Each Lender Addition Agreement shall be substantially in the form of Exhibit "C", or in such other form as Agent may accept from time to time hereafter.

         "Lending Office" - means the office of each Lender specified as such on its signature page to this Agreement opposite its name, or such other office of such Lender as such Lender may from time to time specify in writing to the Agent.

         "Letter of Credit Liability" - as to each Letter of Credit, all Liabilities of Agent to the Issuer thereof in respect of the Liabilities of a Borrower thereunder, whether absolute, contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn thereunder; (b) all amounts that have been paid or made available by the Issuer thereunder, to the extent not reimbursed; and (c) all unpaid interest, fees and expenses arising therefrom.

         "Letter of Credit" - any letter of credit at any time issued by an Issuer for the account of Borrower for which Agent has incurred Letter of Credit Liability hereunder.

         "Leverage Ratio" - for any Fiscal Quarter of Jan Bell and its Consolidated Subsidiaries, the quotient of (a) Consolidated Funded Debt outstanding as of the end of such Fiscal Quarter, divided by (b) Consolidated EBITDA for the four (4) Fiscal Quarters ending with the end of such Fiscal Quarter.

         "Liabilities" - all liabilities of a Person includable on a balance sheet of such Person.

         "LIBOR Rate" - for any Interest Period for each LIBOR Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the average (rounded upward to the nearest whole multiple of one-sixteenth of one percent (1/16 of 1%) per annum, if such average is not such a multiple) of the rates per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at approximately 5:00 p.m. (London time) two (2) Business Days before the first day of such Interest Period in an amount substantially equal to such LIBOR Rate Loan and for a period equal to such Interest Period by (b) a percentage equal to one hundred percent (100%) minus the LIBOR Rate Reserve Percentage for such Interest Period. The LIBOR Rate for each Interest Period for each LIBOR Rate Loan shall be determined by Agent on the basis of applicable rates furnished to and received by Agent from Citibank two (2) Business Days before the first day of such Interest Period, subject, however, to the provisions of
Section 3.1.

         "LIBOR Rate Reserve Percentage" - for any Interest Period for each LIBOR Rate Loan, the reserve percentage (if any) applicable two (2) Business Days before the first day of each Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined) having a term equal to such Interest Period.

         "LIBOR Margined Rate" - with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, a rate per annum determined for such day by Agent to be equal to the LIBOR Rate plus the applicable Interest Margin.

         "LIBOR Rate Loans" - Revolver Loans bearing interest at rates determined by reference to the LIBOR Rate.

         "Lien" - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For purposes of this Agreement, each Borrower is deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

         "Lien Waiver" - means a written agreement, in substantially the form of Exhibit "D" or which Agent otherwise determines to be acceptable from time to time, pursuant to which a landlord, warehouseman, or other Person in possession or control of any Inventory of any Borrower shall agree to waive or subordinate its rights and claims in such Inventory, grant access to Agent for the repossession of such Inventory and make such other agreements with Agent relative thereto as Agent shall reasonably determine to be relevant in the circumstances.

         "Loan Account" - a loan account or loan accounts established on the books of Agent for the purpose of recording the disbursement and collection of Revolver Loans and the incurrence and payment of Letter of Credit Liabilities hereunder.

         "Loan Documents" - this Agreement, the Other Agreements and the Security Documents.

         "Material Adverse Effect" - the effect of any event or condition (including, without limitation, any rescission or unwinding of the transactions contemplated by the Purchase Agreement, the Merger Agreement or the other Purchase Documents) which, alone or when taken together with other events or conditions occurring or existing concurrently therewith, (a) has or may be reasonably expected to have a material adverse effect upon the business, operations, Property, condition (financial or otherwise) or business prospects of Jan Bell and its Subsidiaries, taken as a whole, or the industry in which any Borrower operates; (b) has or may be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any of the other Loan Documents;
(c) has or may be reasonably expected to have any material adverse effect upon any portion of the Collateral having a value in excess of Three Hundred Thousand Dollars ($300,000), the Liens of Agent with respect to any portion of the Collateral having a value in excess of Three Hundred Thousand Dollars ($300,000) or the priority of any such Liens; or (d) materially impairs the ability of any Borrower or any Guarantor to perform its respective obligations under this Agreement, any Subsidiary Guaranty or any of the other Loan Documents or of Agent to enforce or collect the obligations or realize upon any portion of the Collateral having a value in excess of Three Hundred Thousand Dollars ($300,000) in accordance with the Loan Documents and Applicable Law.

         "Maximum Revolver Loan Amount" - means, as of any date of determination, the lesser of (a) the Commitments; or (b) the aggregate Borrowing Base with each such amount to be calculated as of the date of determination.

         "Maximum Rate" - the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Indebtedness in question or, to the extent that at any time Applicable Law may thereafter permit a higher maximum non-usurious interest rate, then such higher rate. Notwithstanding any other provision hereof, the Maximum Rate is to be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

         "Merger Agreement" - the Agreement and Plan of Merger, dated a of July 28, 1998, among the Merger Subsidiary, Jan Bell and Mayor's, as amended or modified from time to time with the approval of the Requisite Lenders, to the extent required pursuant to Section 5.2(V) hereof.

         "Merger Consideration" - shall have the meaning ascribed to such term in the Merger Agreement.

         "Merger Subsidiary" - Mayor's Jewelers Acquisition Corp., a Florida corporation and the wholly-owned subsidiary of Jan Bell.

         "Mexican Subsidiary" - collectively, Jan Bell de Mexico, S.A. de C.V. and Elico Mexicana S.A. de C.V.

         "Mortgages" - any mortgage, deed of trust or security deed executed by a Borrower or a Guarantor Subsidiary in favor of the Agent with respect to such Borrower's or Guarantor Subsidiary's Real Property, or any portion thereof pursuant to the requirements of Section 6.10 hereof.

         "Net Proceeds" - proceeds (including cash receivable (when received) by way of deferred payment) received by any Borrower or Guarantor Subsidiary from the sale, lease, transfer or other disposition of any Property, including, without limitation, insurance proceeds and awards of compensation received with respect to the destruction or condemnation of all or part of such Property, net of: (i) the direct costs of such sale, lease, transfer or other disposition; and
(ii) any amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Permitted Lien on the Property disposed.

         "Note" - each master promissory note executed by Borrowers, jointly and severally, in favor of each Lender to evidence the indebtedness of Borrowers to such Lender in respect of its Pro Rata Share of any and all Revolver Loans made by such Lender under the Revolver Facility; together with any and all renewals and extensions thereof, and any amendments or modifications thereto.

         "Notice of Borrowing" - a notice in substantially the form of Exhibit "E" issued by an Authorized Officer of Borrowers' Agent.

         "Obligations" - all indebtedness, Liabilities and obligations owing, arising, due to or payable from each Borrower or by Borrowers, jointly and severally, to Agent and Lenders of every kind or nature, whether absolute or contingent, due or to become due, joint or several, liquidated or unliquidated, matured or unmatured, primary or secondary, now existing or hereafter incurred, purchase money or nonpurchase money, arising under this Agreement or any of the other Loan Documents, regardless of the form or purpose of such indebtedness, Liabilities or obligations, including, without limitation, all of the Revolver Loans, all Liability of Borrowers in respect of Letter of Credit Liabilities and all Liabilities of each Borrower to Agent and Lenders under the Cross-Corporate Guaranty and under any other indemnity, reimbursement, guaranty, deposit or other agreement heretofore or hereafter executed by such Borrower or by Borrowers, jointly and severally, with or in favor of Agent or Lenders (whether or not such Borrower is the account party or drawer) pursuant hereto. The term "Obligations" includes all interest, charges, expenses, attorneys' fees and other sums chargeable to Borrowers under any of the Loan Documents and all obligations which each Borrower may have (under contract or Applicable Law) to reimburse Agent and Lenders in connection with any hedge contract, foreign exchange contract, Letter of Credit or guaranty issued by Citibank to such Borrower or for such Borrower's benefit pursuant hereto.

         "Operative Agreements" - shall have the meaning ascribed to such term in the Purchase Agreement.

         "Option Shares" - shall have the meaning ascribed to such term in the Purchase Agreement.

         "Other Agreements" - any and all agreements, instruments and documents (other than this Agreement and the Security Documents), heretofore, now or hereafter executed by any Borrower or all Borrowers and delivered to Agent with respect to the transactions contemplated by this Agreement.

         "Outstanding Shares" - shall have the meaning ascribed to such term in the Purchase Agreement.

         "Overadvance" - on any date, the amount by which the total amount of Revolver Loans outstanding to Borrowers on such date exceeds the Borrowing Base on such date.

         "Participating Lender" - any Person which is either: (i) an assignee of a Lender hereunder; or (ii) the purchaser from a Lender of a participation interest in any Revolver Loans or other Obligations.

         "Permitted Indebtedness" - any of the following: (i) the Obligations and the Indebtedness of the Guarantor Subsidiaries under the Subsidiary Guaranty; (ii) Indebtedness of any Subsidiary to a Borrower or of a Borrower to a Subsidiary if and to the extent arising from loans or advances permitted pursuant to Section 5.2(B) hereof; (iii) obligations to pay rents on operating leases and Capitalized Leases permitted herein; (iv) Contingent Obligations arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business; (v) Subordinated Debt;
(vi) Indebtedness of Borrowers and the Active Subsidiaries which is in existence on the date hereof and disclosed on the Financial and Contingency Schedule, together with any extensions or renewals thereof; (vii) Indebtedness under performance bonds and in respect of letters of credit obtained by a Borrower or an Active Subsidiary to provide security for workers' compensation claims;
(viii) bank overdrafts arising in the ordinary course of business; (ix) so long as at the time of the incurrence of such Indebtedness no Default or Event of Default has occurred and is continuing or would result therefrom, Purchase Money Indebtedness incurred by Borrowers and the Active Subsidiaries in an aggregate amount outstanding not in excess of Two Million Dollars ($2,000,000) at any time; and (x) so long as at the time of the incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing or would result therefrom, other Indebtedness incurred by Borrowers and the Active Subsidiaries in an aggregate amount outstanding not in excess of Five Million Dollars ($5,000,000) at any time.

         "Permitted Liens" - any of the following: (i) Liens at any time granted in favor of Agent pursuant hereto or pursuant to any of the other Loan Documents; (ii) statutory Liens of carriers, mechanics, materialmen, landlords, warehousemen, and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not yet due or which, if due and payable, are being Properly Contested; provided that a Lien Waiver shall have been executed in respect thereof or a Reserve shall have been imposed as provided in the definition thereof; (iii) Liens resulting from deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, social security and other like laws; (iv) attachment, judgment and other similar non-tax Liens (excluding Environmental Liens) arising in connection with court proceedings which do not constitute an Event of Default pursuant to Section 7.1(M) hereof, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed or bonded in a manner reasonably satisfactory to Agent for the full amount thereof, the validity and amount of the claims secured thereby are being Property Contested, such Liens do not, in the aggregate, materially detract from the value of the Property of a Borrower or materially impair the use thereof in the operation of a Borrower's business and such Liens are and at all times remain junior in priority to the Liens in favor of Agent; (v) Liens of a bank (including Citibank) or other financial institution with respect to funds on deposit with such institution; (vi) such other Liens as appear on the Lien Schedule; (vii) zoning restrictions, easements (including easements granted by Jan Bell for parking and related purposes in connection with its sale of the Property Held for Sale), licenses or other restrictions on the use of Real Property so long as the same do not materially impair the use, value or marketability of such Real Property; (viii) rights of lessors in the property leased under Capital Leases and operating leases, (ix) Purchase Money Liens securing Purchase Money Indebtedness permitted hereunder; (x) Liens in favor of Rolex Watch U.S.A., Inc. in Inventory sold by Rolex Watch U.S.A., Inc. to Borrowers securing Borrowers' payment of the purchase price therefor provided that such Liens are subordinated to Agent's Liens in such Inventory on a basis satisfactory to Agent; and (xi) Liens in existence immediately prior to the Closing Date that are paid and satisfied in full and released on the Closing Date as a result of the application of a Borrower's cash on hand at the Closing Date and/or, the proceeds of the Revolver Loans being made on the Closing Date.

         "Permitted Proceeds Uses" - any of the following: (i) the payment (together with cash on hand of Jan Bell) of the Purchase Price, the Debt Settlement Amount and the Merger Consideration; (ii) closing costs associated with this transaction and the transaction contemplated by the Purchase Agreement; and (iii) Borrowers' general operating needs to the extent not inconsistent with the provisions of this Agreement and Applicable Law.

         "Person" - an individual, partnership, corporation, joint venture, joint stock company, limited liability company, land trust, business trust, unincorporated organization, a government or agency or political subdivision thereof, or any other form of entity.

         "Plan" - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

         "Pro Rata Share" means the percentage obtained by dividing (i) the Commitment of a Lender by (ii) the Commitments of all Lenders, in either case as such percentage may be adjusted by assignments permitted pursuant to subsection
9.1 or by increases in the Commitments pursuant to subsection 2.3.

         "Proceeds" - shall have the meaning ascribed to "proceeds" in Article 9 of the Code. The term "Proceeds" is more particularly defined and described in the Collateral Schedule.

         "Products" - shall have the meaning ascribed to "products" in Article 9 of the Code.

         "Properly Contested" - in the case of any Liability of a Borrower that is not paid as and when due or payable by reason of such Borrower's bona fide dispute concerning its liability to pay same or concerning the amount thereof, shall mean that (i) such Liability and any Liens securing same are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Borrower has established appropriate reserves as shall be required in conformity with GAAP, (iii) the non-payment of such Liability while it is being contested will not have a Material Adverse Effect and will not result in a forfeiture of any assets of such Borrower having a value in excess of Three Hundred Thousand Dollars ($300,000); (iv) no Lien is imposed upon any of such Borrower's assets with respect to such Liability unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if Liability results from the entry, rendition or issuance against such Borrower or any of its assets of a judgment, writ, order or decree, such judgment, writ, order or decree is stayed or bonded pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely to such Borrower, such Borrower forthwith pays such Liabilities and all penalties and interest in connection therewith.

         "Property" - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Property Held for Sale" - Jan Bell's office building located at 13801 Northwest 14th Street, Sunrise, Florida 33323.

         "Purchase Agreement" - the Stock Purchase Agreement, dated as of May 26, 1998, among Jan Bell, Mayor's and the Sellers, as amended or modified from time to time with the approval of the Requisite Lenders, to the extent required pursuant to Section 5.2(V) hereof.

         "Purchase Documents" - collectively, the Purchase Agreement, the Escrow Agreement and the other Operative Agreements and the Merger Agreement.

         "Purchase Money Indebtedness" - means and includes (i) any Indebtedness (other than Obligations) for the payment of all or any part of the purchase price of any Equipment, (ii) any Indebtedness (other than Obligations) incurred at or after the time of the acquisition of any Equipment, for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not increases in the principal amounts thereof outstanding at the time.

         "Purchase Money Lien" - a Lien upon Equipment (and any Proceeds thereof) which secures Purchase Money Indebtedness incurred by a Borrower in connection with its acquisition of such Equipment, but only if such Lien is at all times to be confined solely to the Equipment (and any Proceeds thereof) the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien, and is released upon the payment of such Purchase Money Indebtedness.

         "Purchase Price" - has the meaning ascribed to such term in the Purchase Agreement.

         "Real Property" - any real property owned by any Borrower or an Active Subsidiary in fee simple or in leasehold from time to time, including any identified as such on the Location and Property Schedule.

         "Rentals" - as to any lease, as of the date of determination, all payments which the lessee is required to make by the terms thereof.

         "Requisite Lenders" means any number of Lenders having either (a) fifty-one percent (51%) or more of the Commitments if the Commitments have not been terminated; or (b) if all Commitments have been terminated, fifty-one percent (51%) or more of the aggregate outstanding principal amount of the Letter of Credit Liability, and the Revolver Loans.

         "Reserves" - as of any date, an amount equal to the sum of (A) the aggregate amount of all Letter of Credit Liability outstanding on such date, (B) reserves for rent payments to landlords of Borrowers who have not executed Lien Waivers in such amount as the Agent determines to be appropriate from time to time in accordance with its customary credit considerations, (C) reserves for costs, expenses and liabilities which the Agent is authorized to charge to Borrowers' Loan Account pursuant to this Agreement or any other Loan Document, and (D) such other reserves as the Agent or the Requisite Lenders shall impose from time to time in their reasonable discretion in accordance with their customary credit considerations.

         "Restricted Investment" - any investment in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance, capital contribution, subscription or otherwise, in any Property, except the following: (i) investments in, or loans to, one or more Subsidiaries of a Borrower, to the extent existing on the Closing Date or permitted pursuant to Sections 5.2(A), 5.2(B) or 5.2(J) hereof;
(ii) Property to be used in the ordinary course of business; (iii) "Current Assets" (as defined under GAAP) arising from the sale of goods and services in the ordinary course of business of a Borrower and its Subsidiaries; (iv) investments in direct obligations guaranteed by the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof and repurchase agreements with respect thereto; (v) investments in time deposits, demand deposits and certificates of deposit maturing within one (1) year from the date of acquisition issued by a bank or trust company organized under the laws of the United States or any state thereof having capital and surplus and undivided profits aggregating at least $500,000,000; (vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than two hundred seventy
(270) days from the date of creation thereof; and (vii) investments in money market funds which invest primarily in assets of the types described in clauses
(iv), (v) and (vi) hereof.

         "Revolver Facility" - the revolving credit facility established by Lenders in favor of Borrower pursuant to Section 2 hereof.

         "Revolver Loan" - a Revolver Loan made by Lenders under the Revolver Facility.

         "Revolver Loans" - collectively, all Revolver Loans.

         "Sam's Club" - the Sam's Club division of Wal-Mart, Inc.

         "Sam's Club Agreement" - the agreement, dated as of July 19, 1993 between JBM and Sam's Club, providing for the operation by JBM of jewelry departments in Sam's Club warehouses, together with all extensions and renewals thereof and all other amendments and modifications thereto.

         "Schedule of Accounts" - the detailed aged trial balance of all Accounts of each Borrower existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed and any other information Agent reasonably requests.

         "Schedules" - all Schedules, together with all attachments thereto, provided by the Borrowers and attached to this Agreement and made a part hereof. The Schedules are listed on the first page following the signature page to this Agreement.

         "Security" - is to have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

         "Security Documents" - the Cross-Corporate Guaranty, the Subsidiary Guaranty, any other Guaranty Agreement, the Stock Pledge Agreement, the Mortgages (if any), any and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations, including without limitation, this Agreement, with respect to the Security Agreement set forth in Section 6 hereof.

         "Sellers" - shall mean the "Sellers" under the Purchase Agreement, as that term is defined therein.

         "Solvent" - as to any Person, means that such Person (i) owns Property the fair value of which is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) owns Property the present fair salable value of which is greater than the amount that will be required to pay the probable liability of such Person on its existing Indebtedness as such becomes absolute and matured, (iii) is able to pay all of its Indebtedness as such Indebtedness matures, and (iv) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

         "Stock Pledge Agreement" - means, collectively, the Stock Pledge Agreements, dated as of the Closing Date, executed by Borrowers and, as applicable, the Guarantor Subsidiaries, in favor of the Agent, pursuant to which each such Borrower or Guarantor Subsidiary shall pledge to the Agent all of the issued and outstanding stock of each Borrower or Guarantor Subsidiary owned by it, except that in the case of pledges of the stock of wholly-owned foreign Guarantor Subsidiaries, the amount of stock so pledged shall be limited to sixty-five percent (65%) of the issued and outstanding stock.

         "Subordinated Debt" - collectively, any unsecured Indebtedness of a Borrower or an Active Subsidiary that is or hereafter becomes expressly subordinated to the Obligations pursuant to a Subordinated Debt Agreement.

         "Subordinated Debt Agreement" - an agreement among a Borrower or an Active Subsidiary, the holder(s) of any Subordinated Debt and Agent pursuant to which the holders of Subordinated Debt shall subordinate all rights of payment and claim, to the Obligations on terms reasonably acceptable to Agent.

         "Subsidiary" - any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by a Person or one or more of the other Subsidiaries of the Person or a combination thereof.

         "Subsidiary Guaranty" - means, collectively, the Guaranty Agreements and, except in the case of the Mexican Subsidiary, the respective other Security Documents, dated as of the Closing Date or in the case of Guarantor Subsidiaries acquired or created as permitted pursuant to Sections 5.2(A) and 5.2(J) hereof, thereafter, pursuant to which each Guarantor Subsidiary shall guaranty to the Agent and Lenders payment and performance of the Obligations, and, except in the case of the Mexican Subsidiary, shall secure its obligations thereunder by granting to the Agent a Lien on all or substantially all of its Property.

         "Tangible Net Worth" - as to any Person, its total "assets" less all "intangible assets" (including, but without limitation, organizational expenses, patents, trademarks, copyrights, goodwill, covenants not to compete, research and development costs, training costs, treasury stock and all unamortized debt discount and deferred charges), less such Person's Liabilities. "Assets", "intangible assets" and Liabilities shall be computed in accordance with GAAP, except that investments in and monies due from any Person's Affiliates shall be excluded from assets.

         "Voting Stock" - Securities of any class or classes of a corporation the holders of which are entitled to vote in the ordinary course.

         "Working Estimates" - Jan Bell's and its Consolidated Subsidiaries' forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared in a manner consistent with the Working Estimates delivered by Jan Bell to the Agent prior to the Closing Date.

         "Year 2000 Compliant and Ready" - means that Borrowers' and each of their Subsidiaries' hardware and software systems with respect to the operation of their businesses and their general business plan will: (i) handle information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (ii) operate, accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; (iii) respond to and process two digit year input without creating any ambiguity as to the century; and (iv) store and provide date input information without creating any ambiguity as to the century.

         "Year 2K Plan" - shall have the meaning ascribed to such term in
Section 4.1(Y).

         1.2. Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited Consolidated financial statements of Jan Bell and its Subsidiaries heretofore delivered to Agent and Lenders and using the same method for inventory valuation as used in such audited financial statements, except for any change in which Borrowers' independent public accountants concur or as required by GAAP unless the Agent or the Requisite Lenders shall have objected to determining such compliance on such basis within thirty (30) days after the date of delivery of such financial statements to Agent and Lenders, in which event such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which no such change was made.

         1.3. Other Terms. All terms contained in this Agreement and not otherwise specifically defined herein are to have the meanings provided for by the Code to the extent the same are used or defined therein.

         1.4. Construction and Interpretation. References herein to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears. Words importing any gender include the other genders. References to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation." References to the Loan Documents and all other agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but, with regard to agreements and contractual instruments other than the Loan Documents, only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document. References to Persons include their respective permitted successors and assigns or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons. All references to statutes and related regulations shall include, as to any statute, its related regulations, any amendments of same and any successor statutes and regulations. Any consent, waiver, approval or determination which, pursuant hereto or to any Loan Document, is required or permitted to be given or made by Agent or Lenders shall be made in its or their sole discretion, exercised in good faith and, if and where required by Applicable Law, in a commercially reasonable manner. Any reference herein or in any Loan Document "to the knowledge" of any Person (or words of substantially the same import) shall mean to its knowledge after, and assuming, reasonable investigation and diligence.


SECTION 2.        CREDIT FACILITY

         Subject to all of the terms and conditions of this Agreement, in reliance upon the representations and warranties made herein and in the other Loan Documents and so long as no Default or Event of Default then exists, Lenders will provide credit to the Borrowers as follows:

         2.1.     Revolver Facility.

                  (A) Each Lender, severally and not jointly, agrees to lend to Borrowers from time to time during the period from the Closing Date to but excluding the Expiry Date, at the request of Borrowers' Agent in the manner provided below, its Pro Rata Share of the Commitments not to exceed, however, at any time, and in any event, each Lender's Pro Rata Share of the Maximum Revolver Loan Amount. The aggregate amount of all Commitments shall be equal at any one time to Eighty Million Dollars ($80,000,000). The amount of each Lender's Commitment shall be equal at any one time to its Pro Rata Share of all Commitments. Amounts borrowed under this subsection may be repaid and reborrowed at any time prior to the Expiry Date; provided, however, that in the event that any Overadvance shall ever exist Borrowers shall repay such Overadvance, in full, immediately upon demand. No Lender shall have any obligation to make Revolver Loans to Borrowers to the extent any Revolver Loan requested by Borrowers' Agent on behalf of Borrowers would cause the principal balance of all Revolver Loans then outstanding to exceed the Maximum Revolver Loan Amount, except as provided in subsection 2.1(c) subject to the limitations set forth therein. Each Revolver Loan shall be made (or deemed made), in the following manner: (a) Borrowers' Agent shall give Agent written or oral notice of Borrowers' intention to borrow (which notice shall be irrevocable) before 12:00 Noon (New York, New York time), on any Business Day specifying the amount of the proposed borrowing and the proposed borrowing date (which notice, in the case of any LIBOR Rate Loan shall be given not later than three (3) Business Days in advance of the proposed borrowing date); and (b) unless payment is otherwise timely made by Borrowers, the becoming due of any Obligation required to be paid under this Agreement or any Loan Document shall be deemed irrevocably to be a request by Borrowers' Agent on behalf of Borrowers for a Revolver Loan on the due date of, and in the amount required to pay, such Obligations. The proceeds of each Revolver Loan requested by oral or written notice of intention to borrow given as described above are to be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter or other instructions from Borrowers' Agent, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers'

Agent and Agent from time to time; and the proceeds of each Revolver Loan requested to satisfy an Obligation as described above are to be disbursed by Agent by way of direct payment of the relevant Obligation. Each oral request for a Revolver Loan is to be conclusively presumed to be made by a Person authorized by Borrowers' Agent to do so; and the making of the requested Revolver Loan shall conclusively establish Borrowers' obligation to repay such Revolver Loan in accordance with this Agreement. Any written notice of intention to borrow shall be in the form of a Notice of Borrowing. Any oral notice of intention to borrow may, at Agent's option, be required to be confirmed not later than one
(1) Business Day later than the giving of oral notice. Notwithstanding the foregoing, and in any event, all notices of intention to borrow LIBOR Rate Loans shall be delivered by a Notice of Borrowing. The proceeds of each Revolver Loan shall be used by Borrowers solely for Permitted Proceeds Uses. The Indebtedness of Borrowers to Lenders arising from the making of each Revolver Loan shall be evidenced by the Notes.

                  (B) Letters of Credit. The Commitment may, in addition to obtaining Revolver Loans, be used, upon the request of Borrowers' Agent, to support the issuance of one or more Letters of Credit, through the incurrence of Letter of Credit Liability by Agent to the Issuer of such Letter of Credit. The incurrence of any Letter of Credit Liability shall be subject to the following additional terms and conditions:

                           (i) Requests for Incurrence of Letter of Credit Liability. Borrowers' Agent shall give Agent at least five (5) Business Days prior written notice specifying the date on which a Letter of Credit is to be issued, describing the nature of the transactions proposed to be supported thereby, and requesting that Agent incur Letter of Credit Liability in respect thereof. The notice shall be accompanied by the form of the Letter of Credit.

                           (ii) Conditions to Incurrence of Letter of Credit Liability. In addition to all other terms and conditions set forth in this Agreement, the incurrence by Agent of any Letter of Credit Liability shall be subject to the conditions precedent that the Letter of Credit shall support a transaction entered into by a Borrower in the ordinary course of its business and be in such form and contain such terms as shall be satisfactory to Agent. Without limitation of the foregoing, the expiration date of each Letter of Credit shall be on a date which is the earlier of (a) one (1) year from its date of issuance, or (b) the Expiry Date.

                           (iii) Maximum Amount. The aggregate amount of all Letters of Credit outstanding at any one time shall not exceed Ten Million Dollars ($10,000,000).

                           (iv) Reimbursement. Borrowers, jointly and severally, shall be obligated forthwith, without presentment, demand, protest or other formalities of any kind, to reimburse Agent for any amounts paid by Agent to an Issuer with respect to any Letter of Credit Liability if and to the extent that Borrowers shall fail to reimburse the Issuer on the date of any payment by the Issuer thereunder in an amount equal to the amount of such payment. Borrowers hereby authorize and direct Agent, at Agent's option, to debit the Loan Account (by increasing the principal balance of the Revolver Loans then outstanding) in the amount of any payment made by Agent to the Issuer with respect to any Letter of Credit. All amounts paid by Agent to the Issuer with respect to any Letter of Credit that are not immediately repaid by a Borrowers either from the proceeds of a Revolver Loan or otherwise shall bear interest at the interest rate applicable to Revolver Loans from the date paid to the Issuer.

                           (v) Obligations Absolute. The obligation of Borrowers to reimburse Agent for any amounts paid by Agent to an Issuer with respect to Letter of Credit Liability shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under any and all circumstances, including without limitation, the following: (1) any lack of validity or enforceability of any Letter of Credit or underlying agreement; (2) the existence of any claim, set-off, defense or other right which a Borrower may at any time have against any beneficiary or any transferee of any Letter of Credit, the Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated herein, therein or in any unrelated transaction; (3) any draft, demand, certificate or any other document presented under or in connection with any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or (4) any alleged wrongful payment by the Issuer under any Letter of Credit.

                           (vi) Participating Interests. In the case of each Letter of Credit issued pursuant hereto, effective as of the date of the issuance thereof, the Agent shall allocate to each Lender, and each Lender severally and irrevocably agrees to take, an undivided participating interest in such Letter of Credit equal to its Pro Rata Share thereof, and to reimburse the Agent for the amount of any payment made by it to the Issuer pursuant hereto, to the extent that Borrowers fail to do so as and when due in accordance with the terms of this Agreement.

                  (C) Overadvances. Notwithstanding anything to the contrary contained elsewhere in this Agreement or the other Loan Documents, and whether or not a Default or Event of Default exists at the time, unless otherwise notified by the Requisite Lenders, the Agent may in its sole discretion require all Lenders to honor requests or deemed requests by the Borrowers for Revolver Loans at a time that an Overadvance exists or which would result in an Overadvance, and each Lender shall be obligated to continue to make its Pro Rata Share of Revolver Loans, up to a maximum amount outstanding equal to its Commitment so long as such Overadvance is not known by the Agent to exceed Seven Hundred Fifty Thousand Dollars ($750,000) and so long as such Overadvance is not outstanding for more than sixty (60) days.

         2.2.     Termination of Revolver Facility.

                  (A) The Revolver Facility will be in effect for a period commencing on the Closing Date and ending on the Expiry Date.

                  (B) The Requisite Lenders may terminate the Revolver Facility prior to the Expiry Date, without prior notice, upon or after the occurrence of an Event of Default and during its continuation; and the Revolver Facility shall terminate, without notice, upon the occurrence of any Event of Default specified in Section 7.1(G).

                  (C) Upon at least thirty (30) days prior written notice to Agent, Borrowers may terminate the Revolver Facility prior to the Expiry Date.

                  (D) Upon the effective date of any termination of the Revolver Facility, whether on the Expiry Date or earlier all Revolver Loans then outstanding, together with all other Obligations then outstanding shall become due and payable, in full, and Lenders may discontinue making further Revolver Loans to Borrowers. To the extent that on the effective date of any termination any Letter of Credit Liability then exists, Borrowers shall cause Agent to be discharged therefrom, or indemnified against any liability thereunder, either by the depositing of cash collateral in the full amount thereof, or the issuance of a letter of credit in the full amount thereof by a bank and in a form approved by Agent, or in such other form or manner as shall be reasonably acceptable to Agent. No termination (regardless of cause or procedure) of the Revolver Facility shall in any way affect or impair the rights, powers or privileges of Agent or any Lender or the obligations, duties or Liabilities of Borrowers relating to (i) any transaction or event occurring prior to the effective date of such termination or (ii) any of the undertakings, agreements, covenants, warranties or representations of Borrowers contained in this Agreement or in any of the other Loan Documents.

         2.3. Increase of Revolver Facility. Borrowers may request at any time or from time to time prior to the third anniversary of the Closing Date that the amount of the Commitments be increased to an aggregate amount not in excess of One Hundred Ten Million Dollars ($110,000,000) pursuant to an allocation of any such increase as among the participating Lenders determined by the Agent; provided, however that (A) no such increase shall be effected if a Default or Event of Default has occurred and is continuing, (B) the aggregate amount of all such increases shall not exceed Thirty Million Dollars ($30,000,000), (C) Borrowers shall have paid fees to the Agent and Lenders in consideration of each such increase in such amounts as are established by the Agent in accordance with then current market conditions; (D) there shall be no more than two (2) such increases; (E) any such increase will require the prior written consent of each Lender whose Commitment would be increased thereby and of the Agent, and (F) no Lender will have any obligation to increase its Commitment pursuant hereto; provided, that, whether or not any Lender consents to an increase in its Commitment, it shall be deemed to have consented to the increase in the Commitment of each Lender consenting thereto so long as such increases are effected in accordance with the provisions of this Section 2.3. In the event of any increase in the Commitments pursuant hereto Borrowers shall execute in favor of each Lender whose Commitment is being increased Notes in the amount of such increased Commitment which shall be delivered to each such Lender in replacement for its existing Notes.

         2.4. Periodic Reductions in Revolver Loans. Borrowers shall reduce aggregate outstanding Revolver Loans to an amount equal to or less than Fifty Million Dollars ($50,000,000) for a period of at least thirty (30) consecutive days during the period commencing on January 1 in each calendar year and ending on March 1 in such calendar year.

         2.5. One Obligation. All Revolver Loans to Borrowers hereunder and all obligations of Borrowers in respect of Letter of Credit Liability are to constitute one general joint and several Obligation of Borrowers, and are to be secured by Agent's security interest in and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time or times hereafter granted by Borrowers pursuant to the Security Documents.


SECTION 3.        INTEREST, FEES AND REPAYMENT

         3.1.     Interest, Fees and Charges.

                  (A)       Interest.

                           (i) Rate of Interest. The Revolver Loans shall bear interest from the date such Revolver Loans are made to the date such Revolver Loans are fully paid at the Base Margined Rate or the LIBOR Margined Rate, and the applicable basis for determining the rate of interest shall be selected by Borrowers' Agent initially at the time a Notice of Borrowing is given; provided, however, that, notwithstanding the foregoing, any Revolver Loans made on the Closing Date or within three (3) Business Days thereafter shall bear interest at the Base Margined Rate. The basis for determining the interest rate with respect to any Revolver Loan may be changed from time to time pursuant to subparagraph (iii) below. If on any day a Revolver Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day that Revolver Loan shall bear interest at the Base Margined Rate.

                           (ii) Interest Periods. In connection with each LIBOR Rate Loan, in its Notice of Borrowing therefor, Borrowers' Agent shall select an interest period (each an "Interest Period") to be applicable to such Revolver Loan, which Interest Period shall be either a one (1), two (2), three (3) or six (6) month period, provided that:
         (1) the initial Interest Period for any Revolver Loan shall commence on the Funding Date of such Loan; (2) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires; (3) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, but if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
         (4) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (5) below, end on the last Business Day of a calendar month; (5) no Interest Period shall extend beyond the Expiry Date; (6) no Interest Period with respect to any of the Revolver Loans may extend beyond a date on which Borrowers are required to make a scheduled payment of principal with respect to the Revolver Loan; (7) the Interest Period for a Revolver Loan that is converted pursuant to subparagraph (iii) below shall commence on the date of such conversion and shall expire on the date on which the Interest Period for the Revolver Loans so converted expires; (8) there shall be no more than five (5) Interest Periods relating to LIBOR Rate Loans outstanding at any time; and (9) the minimum amount of any LIBOR Rate Loan shall be One Million Dollars ($1,000,000) or in integral multiples of One Million Dollars ($1,000,000) in excess of that amount.

                           (iii) Conversion or Continuation. Subject to the provisions of this subparagraph (iii) and the limitation on the number of Interest Periods prescribed in subparagraph (ii) above, Borrowers shall have the option to (1) convert at any time all or any part of outstanding Revolver Loans equal to One Million Dollars ($1,000,000) and integral multiples of One Million Dollars ($1,000,000) in excess of that amount from Revolver Loans bearing interest at a rate determined by reference to one basis to Revolver Loans bearing interest at a rate determined by reference to an alternative basis, or (2) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, to continue all or any portion of such Revolver Loan equal to One Million Dollars ($1,000,000) and integral multiples of One Million Dollars ($1,000,000) in excess of that amount as a LIBOR Rate Loan and the succeeding Interest Period(s) of such continued Revolver Loan shall commence on the last day of the Interest Period of the Revolver Loan to be continued; provided that LIBOR Rate Loans may only be converted into Revolver Loans bearing interest determined by reference to an alternative basis on the expiration date of an Interest Period applicable thereto; and provided, further, that no outstanding Revolver Loan may be continued as, or be converted into, a LIBOR Rate Loan when an Event of Default or Default has occurred and is continuing; and provided, finally, that no Revolver Loan may be converted into a LIBOR Rate Loan until at least three (3) Business Days after the Closing Date; i.e., any Revolver Loans made on the Closing Date or within three
         (3) Business Days thereafter shall be made as Base Rate Loans. Borrower shall deliver a fully and properly completed Notice of Borrowing to Agent no later than 12:00 Noon (New York, New York time) at least three
         (3) Business Days in advance of the proposed conversion/continuation date.

                           (iv) Inability to Determine Interest Rate. In the event that (a) the Agent determines, or is advised by the Requisite Lenders, that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any requested Interest Period, (b) the Agent is advised by any Lender that the interest rate determined for such Interest Period does not accurately reflect the cost to such Lender of making or maintaining LIBOR Rate Loans during such Interest Period or (c) the Agent is advised by Citibank that deposits in Dollars (in applicable amounts) are not being offered by Citibank in the London interbank market for any requested Interest Period; then, Agent shall forthwith give notice thereof to Borrowers' Agent. From and after Borrowers' Agent's receipt of such notice, any then requested LIBOR Rate Loans shall be made as Base Rate Loans, any Base Rate Loans that were to have been converted to LIBOR Rate Loans shall be continued as Base Rate Loans and any outstanding LIBOR Rate Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans; and no further LIBOR Rate Loans shall be made or continued as such, nor shall Borrowers have the right to convert Base Rate Loans to LIBOR Rate Loans unless and until the circumstances causing such suspension of LIBOR Rate Loans no longer exists.

                           (v) Illegality. Notwithstanding any other provisions herein, if any Applicable Law or any change therein or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, (a) the Commitments of Lenders hereunder to make LIBOR Rate Loans, continue LIBOR Rate Loans as such or convert Base Rate Loans to LIBOR Rate Loans shall forthwith be canceled and (b) all Revolver Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last day's of the then current Interest Periods with respect to such Revolver Loans or within such earlier period as required by law.

                           (vi) Computation and Payment of Interest. In computing interest on any Revolver Loan, the date of funding of the Revolver Loan or the first day of an Interest Period applicable to such Revolver Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan shall be included and the date of payment of such Revolver Loan or the expiration date of an Interest Period applicable to such Revolver Loan, or with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, shall be excluded; provided, that if a Revolver Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Revolver Loan. All interest (together with any fees or other charges determined on a "per annum" basis) shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 360 days, unless reference to a 365 or 366-day year is necessary in order not to exceed the Maximum
         Rate), commencing on the date hereof. Interest on the Base Rate Loans is to be paid monthly, in arrears, on the first day of each month. Interest on the LIBOR Rate Loans having an Interest Period of three (3) calendar months or less shall be paid on the last day of each Interest Period applicable to such Revolver Loans. Interest on LIBOR Rate Loans having an Interest Period in excess of three (3) calendar months shall be paid on the last day of each three (3) calendar month interval during such Interest Period and on the last day of such Interest Period.

                           (vii)    Default Rate of Interest. Upon the
         occurrence of an Event of Default, and during its continuance, at the direction of the Requisite Lenders, the principal amount of all Obligations then and thereafter shall bear interest at the Default Rate. Interest at the Default Rate shall be paid without prejudice to the rights of Agent to collect any other amounts provided to be paid hereunder or under any of the other Loan Documents or to declare a default under this Agreement or any of the other Loan Documents.

                  (B) Commitment Fee. From and after the Closing Date, Borrowers, jointly and severally, agree to pay to Agent for the account of Lenders (each to receive a Pro Rata Share thereof) an amount equal to (i) the maximum amount of the Revolver Facility less the average daily balance of the sum of all Revolver Loans and all outstanding Letters of Credit during the preceding month, multiplied by (ii) the fee multiplier prescribed below, monthly in arrears on the first day of the month following the Closing Date and the first day of each month thereafter. The fee multiplier shall be .25% per annum initially; provided, however, that commencing with Jan Bell's Fiscal Quarter ending on or about January 31, 1999, the fee margin shall be determined by the Agent from the financial statements delivered to Agent for each Fiscal Quarter pursuant to Section 5.1, concurrently with Agent's determination of the Interest Margin, as provided in the definition thereof, such that, if as of any Fiscal Quarter end, the Average Leverage Ratio is greater than or equal to 2.0:1.0, then the fee multiplier shall be (or remain at) .375% per annum; and if the Average Leverage Ratio, is less than 2.0:1.0, then the fee multiplier shall be (or remain at) .25% per annum.

                  (C) Letter of Credit Fees. Borrowers will pay to Agent for the account of Lenders (each to receive a Pro Rata Share thereof), for each Letter of Credit issued for the account of any Borrower for the period from and including the date of issuance of such Letter of Credit to and excluding the date of expiration or termination of such Letter of Credit, payable quarterly in arrears on the first day of each calendar quarter, an amount equal to the average daily amount of aggregate Letter of Credit Liability in respect thereof multiplied by (i) in the case of standby Letters of Credit, the Interest Margin then and from time to time thereafter in effect for LIBOR Rate Loans and (ii) in the case of commercial or documentary Letters of Credit, such Interest Margin minus .75%. In addition to the foregoing, Borrowers shall be obliged to pay in regard to each Letter of Credit (i) to Agent, an up-front fee in the amount of 0.25% of the amount of such Letter of Credit and (ii) to the Issuer all fees and charges imposed by the Issuer, for opening, administering, amending or renewing such Letter of Credit.

                  (D) Agent's Fees. Concurrently with the execution of this Agreement and thereafter as provided in the Agent's Letter Agreement, Borrowers agree, jointly and severally, to pay to Agent, for its own account, not to be shared with any other Lender, the fees specified in the Agent's Letter Agreement, which fees shall be fully earned at the closing of the transactions contemplated hereby and shall not to be subject to rebate except as may be required by Applicable Law.

                  (E) Indemnity. Borrowers, jointly and severally, agree to indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or a Lender may sustain or incur as a consequence of (i) default by Borrowers in payment when due of the principal amount of or interest on any LIBOR Rate Loans,
(ii) default by Borrowers in making, continuing or converting a borrowing after Borrowers' Agent has given a Notice of, Borrowing in respect thereto, (iii) default by Borrowers in making any prepayment after Borrowers' Agent has given a voluntary prepayment notice, or (iv) the making of a prepayment of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by any Lender to maintain the LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.

                  (F) Capital Adequacy Charge. If after the Closing Date, any Lender determines that (i) the adoption of any Applicable Law regarding capital requirements for banks or bank holding companies or the subsidiaries thereof, (ii) any change in the interpretation or administration of any such law, rule or regulation by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or
(iii) compliance by any Lender or its holding company with any request or directive of any such governmental authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on any Lender's capital to a level below that which such Lender could have achieved (taking into consideration such Lender's and its holding company's policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender's capital was fully utilized prior to such adoption, change or compliance) but for such adoption, change or compliance as a consequence of such Lender's Commitments to make the Revolver Loans pursuant hereto by any amount deemed by such Lender to be material: (a) such Lender is promptly, after such Lender's determination of such occurrence, to give notice thereof to Agent and Borrowers, and (b) Borrowers, jointly and severally, shall be obliged to pay to such Lender as an additional fee from time to time, on demand, such amount as such Lender certifies to be the amount that will compensate such Lender for such reduction. A certificate of such Lender claiming entitlement to such compensation, setting forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to such Lender, and the method by which such amounts were determined will be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution method.

                  (G) Taxes. Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all Liabilities with respect thereto; excluding, however, taxes imposed on the net income of a Lender or Agent by the jurisdiction under the laws of which such Lender or Agent is organized or doing business or any political subdivision thereof and taxes imposed on its net income by the jurisdiction of such Lender's or Agent's applicable lending office or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges or withholdings and all Liabilities with respect thereto, excluding such taxes imposed on net income, herein called "Tax Liabilities"). If Borrowers shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, all such Lenders or Agent receive an amount equal to the sum it would have received had no such deductions been made. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality: (i) does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Revolver Loans made or Letters of Credit issued hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent or such Lender); or (ii) does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing any Letter of Credit or making or continuing any Revolver Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrowers, jointly and severally, shall be obliged to pay to Agent or such Lender, within ten (10) days after receipt of notice or demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or such Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrowers of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrowers and Agent shall, absent manifest error, be presumptive evidence of the amount due and owing thereunder.

                  (H) Foreign Lenders. Each Lender (if any) organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrowers' Agent and Agent (1) a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender's entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a "Certificate of Exemption") or (2) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a "Letter of Non-Exemption"). Prior to becoming a Lender under this Agreement and within thirty (30) days after written request of Borrowers' Agent or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrowers' Agent and Agent. If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrowers' Agent and Agent within the time periods set forth in the preceding paragraph, Borrowers shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrowers shall not be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

                  (I) Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 3.1(A)(iv)(b), 3.1(A)(v), 3.1(F) or 3.1(G) with respect to such Lender, it will, if requested by the Borrowers' Agent, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Commitment, Revolver Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 3.1(I) shall affect or postpone any of the obligations of Borrowers or the right of any Lender provided in Sections 3.1(A)(iv)(b), 3.1(A)(v), 3.1(F) or 3.1(G).

         3.2.     Payments and Prepayments

                  (A) Manner and Time of Payment. All payments made by Borrowers of the Obligations shall be made without deduction, defense, set-off or counterclaim and in same day funds delivered to Agent by wire transfer to Agent's account, ABA No. 021000089, Account No. 4076-7943 at Citibank,
Reference: "Citicorp USA, Inc., as Agent, for the Account of Jan Bell Marketing, Inc., JBM Retail Company, Inc. and Mayor's Jewelers, Inc.," or at such other place as Agent may direct from time to time by notice to Borrowers' Agent. Funds shall be deemed received pursuant hereto on the date received if such funds are received by Agent by 2:00 p.m. (New York, New York time) on such day. In the absence of timely notice and receipt, such funds shall be deemed to have been paid by Borrowers on the next succeeding Business Day. In order to cause timely payment to be made to Agent of all Obligations as and when due, Borrowers hereby authorize and direct Agent, at Agent's option, to debit the Loan Account (by increasing the principal balance of the Revolver Loans then outstanding) for any amounts of principal, accrued interest, fees, charges or expenses at any time owing hereunder or under any Loan Documents as and when such Obligations become due.

                  (B) Lockbox Accounts. Agent and Borrowers shall establish on or prior to the Closing Date and thereafter maintain one or more special lockbox accounts or blocked accounts owned by a Borrower or special accounts owned by Agent, or some combination thereof, or one concentration account owned by Agent in lieu of the foregoing, all as Agent may elect, for the collection of all Proceeds from the sale of Collateral, including specifically, without limitation, all Proceeds of Accounts. Each such special account shall be opened with a bank selected by Borrowers, but satisfactory to Agent, which bank shall agree to a Bank Agency Agreement. All collections of Proceeds of Accounts or other Collateral shall be received at, and deposited on a daily basis to, such account or series of such accounts for ultimate application to the Obligations as provided hereinbelow. To the extent that there are no Revolver Loans or Letters of Credit outstanding hereunder for a period of thirty (30) consecutive days or more, then at Borrowers' Agent's written request to Agent, shall direct the banks at which such special lockbox accounts or blocked accounts are maintained to remit Proceeds received in such accounts to Borrowers, which direction shall continue in effect for so long as there are no Revolver Loans or Letters of Credit outstanding, but shall be rescinded by Agent upon any Borrowers' obtaining of a Revolver Loan or Letter of Credit. At the request of Agent made from time to time hereafter to Borrowers' Agent, each Borrower shall provide Agent with copies of all requested bank statements which it receives relative to such accounts from any bank, as soon as practicable after such request.

                  (C) Credit for Collections. All payments and other collections received by Agent, or any depository bank, from Borrowers for application to outstanding Obligations of Borrowers shall be applied to outstanding Obligations on the Business Day of receipt by Agent of same in immediately available funds at its designated account during regular banking hours, with such application to be made, first, to all expenses of Agent incurred in effecting such collections; next, to any accrued interest or fees otherwise then due and payable; next, to any other Obligations of Borrowers then due and payable; next, to any Revolver Loans then outstanding (with any Revolver Loans then constituting Base Rate Loans deemed paid first); and, lastly, provided that no Default has occurred and is continuing, any remainder shall be remitted to Borrowers. If a Default or an Event of Default has occurred and is continuing, without limiting any other rights and remedies of Agent hereunder, Agent may apply any remainder to any other Obligations then outstanding, regardless of whether then past due, or hold the same as additional cash Collateral pending the due dates for payment of such Obligations. Payments applied pursuant to this subsection to outstanding Revolver Loans shall not reduce the Commitments. To the extent that the application of payments and collections to the Obligations provided for in this Section 3.2(c) would result in the payment of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto, Agent shall hold the amount which would otherwise be applied in payment of such LIBOR Rate Loan as cash Collateral until the last day of such Interest Period and, on such day, shall apply such amount in payment of such LIBOR Rate Loan; provided, however, that Agent shall have the right to apply such amount immediately in payment of such LIBOR Rate Loan upon either (i) the occurrence of an Event of Default under subsection 7.1(A) hereof (including as a result of Borrowers' failure to pay an Overadvance on demand) or
(ii) the acceleration of the Obligations pursuant to subsection 7.2. During such time as Agent is holding any such amount, (i) unless a Default or Event of Default has occurred and is continuing, Borrowers shall have the right to obtain disbursements of all or any portion of such amount for their working capital needs; and (ii) at Borrowers' Agent's direction, Agent shall cause such amount to be invested in investments described in clauses (iv), (v), (vi) and (vii) of the definition of Restricted Investment which mature on or before the last day of the applicable Interest Period. Borrowers' Agent shall give Agent written notice of Borrowers' request to obtain a disbursement of any such amount pursuant to clause (i) of the preceding sentence before 12:00 noon (New York, New York time), on the Business Day of the requested disbursement, specifying the amount of the requested disbursement and, except to the extent that any amount requested to be disbursed has been invested at Borrowers' Agent's direction pursuant to clause (ii) of the preceding sentence and is not available for disbursement, on the Business Day of its receipt of such notice, Agent shall cause the requested amount to be disbursed to the bank account of Borrowers' Agent to which Revolver Loans are then being disbursed pursuant to Section 2.1(A).

                  (D) Loan Account; Statements of Account. Agent shall enter all Revolver Loans as debits to the Loan Account of Borrowers and shall also record in the Loan Account of Borrowers all payments made by Borrowers on Revolver Loans and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, all charges and expenses properly chargeable to Borrowers hereunder. Agent will account to the Lenders and Borrowers monthly with a statement of Revolver Loans, charges and payments made pursuant to this Agreement, and such account rendered by Agent is to be deemed final, binding and conclusive upon Borrowers and each Lender unless Agent is notified by Borrowers' Agent or a Lender in writing to the contrary within thirty (30) days after the date each account is mailed to Borrowers. Such notice is only to be deemed an objection to those items specifically objected to therein.

                  (E) Payments on Business Days. Whenever any payment to be made hereunder, whether of principal, interest, fees or otherwise, shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.


SECTION 4.        REPRESENTATIONS AND WARRANTIES

         4.1. General Representations and Warranties. To induce Agent and each Lender to enter into this Agreement and make Revolver Loans, and to induce Agent to incur Lender Reimbursement Liabilities hereunder and Lenders to purchase participations therein, Borrowers, jointly and severally, warrant and represent to Agent and each Lender that:

                  (A) Organization. Each Borrower and each Active Subsidiary of any Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as provided in the Corporate Information Schedule and has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each other state or jurisdiction where the character of its Properties or the nature of its activities make such qualification necessary, as set forth in the Corporate Information Schedule, except where failure to so qualify would not have a Material Adverse Effect.

                  (B) Corporate Name. During the preceding seven (7) years, neither any Borrower nor any Guarantor Subsidiary of any Borrower has been known as or used any corporate, fictitious or trade names, and has had no office, place of business or agent for service of process located in any state or county, except as disclosed in the Corporate Information Schedule.

                  (C) Corporate Authority. Each Borrower and each Guarantor Subsidiary has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform (i) this Agreement and each of the other Loan Documents to which it is a party and (ii) each Purchase

Document to which it is a party. The execution, delivery and performance of this Agreement and each other Loan Document to which it is a party and each Purchase Document to which it is a party have been duly authorized by all necessary corporate action on the part of each Borrower and each Guarantor Subsidiary and do not and will not (i) require any consent or approval of the shareholders of any Borrower or any Guarantor Subsidiary other than those that have been obtained; (ii) contravene any Borrower's or Guarantor Subsidiary's articles or certificate of incorporation or bylaws or equivalent organizational documents;
(iii) violate, or cause any Borrower or Guarantor Subsidiary to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or Guarantor Subsidiary; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower or Guarantor Subsidiary is a party or by which it or its Properties may be bound or affected which breach or default would have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by such Borrower or Guarantor Subsidiary.

                  (D) Governmental Consents. The execution, delivery and performance by each Borrower of this Agreement and each Purchase Document to which it is a party, and by each Borrower and each Guarantor Subsidiary of each Loan Document to which it is a party, and the consummation of the transactions contemplated herein and therein do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for any filings required by federal or state securities laws (which filings, if required, have been made) and filings required in connection with the perfection of security interests granted pursuant to the Loan Documents.

                  (E) Enforceability. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and Guarantor Subsidiary party thereto enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally or by principles of equity pertaining to the availability of equitable remedies.

                  (F) Good Standing. Each Borrower and each of its Active Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, authorizations, permits, certificates, inspections, and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it except where failure to be in good standing with respect to any such consents, approvals, authorizations, permits, certificates, inspections and franchises would not have a Material Adverse Effect.

                  (G) Intellectual Property. Each Borrower and each of its Active Subsidiaries owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business, all of which are listed in the

Intellectual Property Schedule attached hereto and made a part hereof, without any known conflict with the rights of others.

                  (H) Capital Stock; Subsidiaries. Jan Bell is the owner, directly or indirectly, of, and has good title to, all of the shares of the Voting Stock of each of its Subsidiaries, free and clear in each case of any Lien, other than Liens arising pursuant to the Stock Pledge Agreement. All such shares have been duly issued and are fully paid and non-assessable. Other than as set forth in the Corporate Information Schedule, there are not outstanding any options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of any Borrower, or any agreements or instruments binding upon any of any Borrower's shareholders relating to the ownership of its shares of capital stock. Jan Bell has no Subsidiaries other than the Active Subsidiaries and the Inactive Subsidiaries.

                  (I) Solvency. Each Borrower is now, after giving effect to the consummation of the transactions contemplated by the Purchase Agreement and the making of the Revolver Loans to be made hereunder on the Closing Date, and, after giving effect to all Revolver Loans to be made hereunder, at all times will be, Solvent.

                  (J) No Restrictions. No Borrower, nor any Guarantor Subsidiary of any Borrower, is a party or subject to any contract or agreement or charter or other corporate restriction, that restricts its right or ability to incur Indebtedness. No Borrower, nor any Active Subsidiary of any Borrower, has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien that is not a Permitted Lien.

                  (K) No Lawsuits. Except as set forth in the Financial and Contingency Schedule, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrowers, threatened, against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of any Borrower, or any of its Subsidiaries, in any court or before any Governmental Authority, which, if determined adversely to a Borrower or its Subsidiary, would have a Material Adverse Effect. No Borrower nor any Subsidiary of any Borrower is in default with respect to any order, writ, injunction, judgment, decree or rule of any Governmental Authority.

                  (L) Title. Each Borrower and each of its Active Subsidiaries has good title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its Real Property, and good title to all of its other Property, in each case, free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like), except Permitted Liens.

                  (M) Financial Statements. The Financial Statements have been prepared in accordance with GAAP and present fairly the financial position and the results of operations reflected in the Financial Statements. Since the respective dates of the Financial Statements, there has been no material change in the condition, financial or otherwise, of any Borrower or any of its Subsidiaries except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. Neither the Financial Statements, this Agreement nor any other written statement of any Borrower to Agent or any Lender (including, without limitation, any Borrower's filings, if any, with the Securities and Exchange Commission) contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact known to any Borrower which such Borrower has failed to disclose to Agent or any Lender in writing which has had, or foreseeably will have, a Material Adverse Effect, other than facts which are generally available to the public and not particular to a Borrower, such as general economic and industry trends.

                  (N) Tax Returns. Each Borrower and each of its Active Subsidiaries has filed all federal, state and local tax returns and other reports it is required by Applicable Law to file and has paid, or made provision for the payment of, all Charges that are due and payable, excepting any which are being Properly Contested. The provision for taxes on the books of each Borrower and its Subsidiaries are adequate for all years not closed by applicable statutes, and for its current fiscal year.

                  (O) Material Agreements. No Borrower nor any of its Active Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Borrower's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization. Each contract or other agreement of each Borrower and each Active Subsidiary, the termination of which could have a Material Adverse Effect, is listed or referenced in the Material Agreements Schedule.

                  (P) Applicable Law. Each Borrower and each of its Active Subsidiaries has duly complied with, and its Property, business operations and leaseholds are in compliance in all material respects with, the provisions of all Applicable Laws, and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of its Active Subsidiaries under any such Applicable Law.

                  (Q) Not a Surety. Except as provided in the Financial and Contingency Schedule and except for Guaranty Agreements in favor of the Agent and Lenders, no Borrower nor any Active Subsidiary is obligated as surety or indemnitor under any surety or similar bond or other contract issued or has entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

                  (R) No Default. No event has occurred and no condition exists which would, upon the execution and delivery of this Agreement or each Borrower's performance hereunder, constitute a Default or an Event of Default. No Borrower nor any Active Subsidiaries of any Borrower is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person which default would have a Material Adverse Effect.

                  (S) Brokers. Except as provided in the Financial and Contingency Schedule, there are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement or the Purchase Documents.

                  (T) No Threatened Termination. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower or Active Subsidiary and any material supplier or any customer or group of customers whose purchases individually or in the aggregate are material to the business of such Borrower or Active Subsidiary, whether as a result of the consummation of the transactions contemplated by the Purchase Documents or otherwise and no present condition or state of facts or circumstances will, after the consummation of the transaction contemplated herein, have a Material Adverse Effect or prevent any Borrower or Active Subsidiary from conducting such business in substantially the same manner in which it has heretofore been conducted.

                  (U) Locations. The Location and Real Property Schedule includes a complete listing of all Collateral Locations, Capital Leases and all material operating leases of each Borrower and Guarantor Subsidiary.

                  (V) Insurance. The Insurance Schedule sets forth a complete and accurate description of all policies of insurance in effect as of the Closing Date for each Borrower and Guarantor Subsidiary. Each Borrower and Guarantor Subsidiary is adequately insured under such policies, no notice of cancellation has been received with respect to any of such policies. Each Borrower and its Guarantor Subsidiaries are in compliance with all conditions contained in such policies.

                  (W) Bank Accounts. The Financial and Contingency Schedule sets forth the account numbers and location of all bank accounts of each Borrower as of the Closing Date.

                  (X) Employee Benefit Plans. The Employee Benefits Schedule sets all retirement, pension, profit-sharing, 401(K), deferred compensation, health, disability and other employee benefit programs of each Borrower and Active Subsidiary in existence on the Closing Date.

                  (Y) Year 2000 Compliance. Borrowers have developed and have delivered to Agent a comprehensive plan (the "Y2K Plan") enabling Borrowers and their Active Subsidiaries' software and hardware systems to be Year 2000 Compliant and Ready. Borrowers and their Active Subsidiaries have met the Y2K Plan milestones such that all hardware and software systems will be Year 2000 Compliant and Ready in accordance with the Y2K Plan.

                  (Z) Purchase Documents. All representations and warranties of each Borrower contained in the Purchase Agreement and of Mayor's and the Merger Subsidiary contained in the Merger Agreement are true and correct in all material respects. All consents, waivers, approvals, filings with and notices to Governmental Authorities or other Persons necessary to permit the consummation of the transactions contemplated by the Purchase Agreement have been obtained, made or given (except, in the case of consents of landlords under real estate leases with Mayor's, to the extent that the failure to obtain the consent of such party would not have a Material Adverse Effect), and the transactions contemplated by the Purchase Agreement and the Merger Agreement have been consummated. As a result thereof, all "Subordinated Debt" and the "Revolving Credit Facility" (as such terms are defined in the Purchase Agreement) have been paid in full, and Jan Bell is the owner of one hundred percent (100%) of the capital stock of Mayor's.

                  (AA) Inactive Subsidiaries. None of the Inactive Subsidiaries owns or leases any assets or conducts any business.

         4.2. Reaffirmation. Each request for a Revolver Loan or for the incurrence by Agent of any Letter of Credit Liability made by Borrowers' Agent on behalf of Borrowers pursuant to this Agreement or any of the other Loan Documents shall constitute (i) an automatic representation and warranty by Borrowers to Agent and each Lender that there does not then exist any Default or Event of Default and (ii) a reaffirmation by Borrowers as of the date of said request that all of the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true in all material respects, except for any changes disclosed pursuant to Section 5.1(P) and except to the extent that such representation or warranty specifically relates to an earlier date.

         4.3. Survival of Representations and Warranties. Borrowers, jointly and severally, covenant, warrant and represent to the Agent and each Lender that all representations and warranties of Borrowers contained in this Agreement, or in any of the other Loan Documents shall be true at the time of Borrowers' execution thereof, and shall survive the execution, delivery and acceptance hereof and thereof, and the closing of the transactions described herein or related hereto.


SECTION 5.        COVENANTS AND CONTINUING AGREEMENTS

         5.1. Affirmative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations outstanding, each Borrower shall (and shall cause each of its Active Subsidiaries, as appropriate, to):

                  (A) Charges. Pay and discharge all Charges prior to the date on which such Charges become delinquent or penalties attach thereto, except and to the extent only that such Charges are being Properly Contested that, and that, if such contest is abandoned or determined adversely to a Borrower or an Active Subsidiary, such Borrower or Active Subsidiary shall promptly pay all such Charges and any penalties and interest payable in connection therewith. Each Borrower and each Active Subsidiary shall pay and discharge any lawful claims which, if unpaid, would become a Lien against any of such Borrower's or Active Subsidiary's Properties except for Permitted Liens.

                  (B) Taxes. Timely file all federal, state and local tax returns and other reports which such Borrower or such Active Subsidiary is required by Applicable Law to file and maintain adequate reserves for the payment of all taxes, assessments, governmental charges, and levies imposed upon it, its income, or its profits, or upon any Property belonging to it.

                  (C) Transaction Costs. Pay to Agent, on demand, any and all fees, costs or expenses which Agent pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to such Borrower or any other Person on behalf of such Borrower, by Agent, of proceeds of Revolver Loans and (ii) the depositing for collection of any check or item of payment received or delivered to Agent on account of the Obligations.

                  (D) Corporate Existence. Preserve and maintain its separate corporate existence and all rights, privileges, and franchises in connection therewith, and maintain its qualification and good standing in all states in which such qualification is necessary except to the extent that failure to maintain such qualification and good standing would not have a Material Adverse Effect.

                  (E) Properties. Maintain its Properties in good condition and repair (ordinary wear and tear excepted), and make all necessary renewals, repairs, replacements, additions and improvements thereto.

                  (F) Applicable Law. Comply in all material respects with all Applicable Laws, including, without limitation, all Environmental Laws, and obtain and keep in force any and all material licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business.

                  (G) Books and Records. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and permit representatives of Agent, from time to time, as often as may be reasonably requested, during normal business hours, to visit and inspect the Properties of such Borrower and each Active Subsidiary, inspect and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, such Borrower's and each Active Subsidiary's business, assets, Liabilities, financial condition, business prospects and results of operations.

                  (H) Financial Statements. Cause to be prepared and furnished to Agent the following (all to be kept and prepared in accordance with GAAP applied on a consistent basis, unless Jan Bell's certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP):

                           (i) as soon as possible, but not later than ninety (90) days after the close of each Fiscal Year of Jan Bell, unqualified audited financial statements of Jan Bell and its Subsidiaries as of the end of such Fiscal Year, on a consolidated basis, certified by a firm of independent certified public accountants of recognized national standing or otherwise acceptable to Agent (except for a qualification for a change in accounting principles with which the independent public accountant concurs);

                           (ii) as soon as possible, but not later than forty-five (45) days after the end of each Fiscal Quarter hereafter, unaudited interim financial statements of Jan Bell and its Subsidiaries as of the end of such Fiscal Quarter and as of the portion of Jan Bell's Fiscal Year then elapsed, on a consolidated basis and on a consolidating basis by line of business, certified by an Authorized Officer as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of Jan Bell and its Subsidiaries for such Fiscal Quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                           (iii) as soon as possible, but not later than thirty (30) days after the end of each Fiscal Month hereafter, unaudited interim financial statements of Jan Bell and its Subsidiaries as of the end of such Fiscal Month and as of the portion of Jan Bell's Fiscal Year then elapsed, on a consolidated basis and on a consolidating basis by line of business, certified by an Authorized Officer as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of Jan Bell and its Subsidiaries for such Fiscal Month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                           (iv) within forty-five (45) days after then end of each Fiscal Quarter, a Compliance Certificate, with appropriate insertions, signed by Jan Bell's Authorized Officer;

                           (v) promptly after approval by Jan Bell's board of directors and in any event no later than March 31 in each year, an operating plan for Jan Bell and its Subsidiaries for the then current Fiscal Year including, without limitation, month by month Working Estimates of Jan Bell and its Subsidiaries for such Fiscal Year;

                           (vi) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Borrower has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange; and

                           (vii) to the extent reasonably requested by the Agent from time to time, (a) an accounts payable aging for trade accounts payable and expense accounts payable balances with reconciling items to the trade accounts payable and expense accounts payable balances shown on Jan Bell's Consolidated balance sheet most recently delivered to Agent (b) a reconciliation of each Borrower's most current Accounts agings to such balance sheet and (C) a reconciliation of each Borrower's perpetual inventory to such balance sheet;

                           (viii) such other related data and information (financial and otherwise) as Agent, from time to time, may reasonably request.

Concurrently with the delivery of the financial statements described in this Subsection (H)(i), Borrowers shall forward to Agent a copy of the accountants' letter to Jan Bell's management that is prepared in connection with such financial statements and also shall cause to be prepared and furnished to Agent a certificate of the aforesaid certified public accountants certifying to Agent and each Lender that, based upon their examination of the financial statements of Jan Bell and its Subsidiaries, either (i) they are not aware of any Default or Event of Default, or (ii) specifying the nature of any Default or Event of Default.

                  (I) Collateral Reports. On a monthly basis, on or before the fifteenth day of each Fiscal Month (or more frequently if requested by the Agent), deliver to Agent a Borrowing Base Certificate for Borrowers, setting forth a calculation of the Borrowing Base and reflecting the exclusion of consigned inventory from Eligible Inventory, based on and accompanied by a report on sales and collections and by a detailed schedule of all Inventory, segregated by Collateral Location, specifically identifying all consigned inventory and identifying all new and closed Collateral Locations since the last Borrowing Base Certificate. If requested by the Agent from time to time, any such Borrowing Base Certificate shall also be accompanied by copies of purchase orders and invoices and by a Schedule of Accounts and an open accounts payable listing, each as of the last Business Day of the preceding Fiscal Month.

                  (J) Physical Counts of Inventory. Conduct (or cause to be conducted) a physical inventory and test count of its Inventory at each Collateral Location not less often than once per year (or more frequently, in each case, from and after the occurrence of any Event of Default, and during its continuance, at the direction of Agent). Borrowers shall provide to Agent at its request from time to time a schedule of the dates on which such physical inventories will be conducted at each of Borrowers' Collateral Locations and shall permit Agent to attend and observe such activity. In any event, Borrowers shall provide Agent with a summary of each such physical count of Inventory accompanied by Borrowers' report as to the value (at the lower of its cost or its market value, with cost determined on a FIFO basis) of such Inventory and an analysis of the book value of such Inventory in relation to the physical count thereof.

                  (K) Gemological Review. Furnish to the Agent, on an annual basis, concurrently with the delivery to the Agent of Jan Bell's annual audited financial statements pursuant to Section 5.1(H) hereof, or more frequently if requested by the Agent at any time when an Event of Default has occurred and is continuing, a review report as to Borrowers' Inventory, including a valuation thereof, prepared by a reputable non-affiliated gemological company, selected by Borrowers but reasonably satisfactory to Agent. Agent and Lenders agree that delivery to Agent in any calendar year, within the required time period set forth in the preceding sentence, of a copy of a review report commissioned by Borrowers' certified public accountants from a reputable non-affiliated gemological company in connection with the preparation of such accountant's audit report for Borrowers' financial statements for its preceding Fiscal Year shall satisfy the requirement set forth in the preceding sentence for the calendar year in question if the preparer of such report and the form and scope of such report are reasonably satisfactory to Agent.

                  (L) Other Collateral Data. Deliver to Agent such other information respecting the Collateral as Agent may reasonably request from time to time.

                  (M) Other Notices. Notify Agent and each Lender in writing: (i) promptly after knowledge thereof by an Authorized Officer or other officer of a Borrower, of the commencement of any litigation affecting a Borrower or any of its Properties, and of the institution of any administrative proceeding which, in either case, may have a Material Adverse Effect; (ii) promptly after knowledge thereof by an Authorized Officer or other officer of a Borrower, of any labor dispute to which a Borrower may become a party, any strikes or walkouts relating to any of its facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (iii) promptly after knowledge thereof by an Authorized Officer or other officer of a Borrower, of any Default or Event of Default; (iv) promptly after knowledge thereof by an Authorized Officer or other officer of a Borrower, of any material default by a Borrower under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any material Indebtedness of a Borrower or by Jan Bell under the Sam's Club Agreement, and of Jan Bell's receipt of any notice of termination of the Sam's Club Agreement; (v) at least thirty (30) days prior thereto, of the closing of any retail location of a Borrower; and (vi) promptly after the rendition thereof, of any judgment rendered against a Borrower or any of its Subsidiaries in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000). Each Borrower shall also provide written notice to Agent of (1) all jurisdictions in which such Borrower or any Active Subsidiary becomes qualified after the Closing Date to transact business,
(2) any material change after the Closing Date in the authorized and issued Capital Stock or other equity interests of such Borrower or any Active Subsidiary or any other material amendment to their charter, by-laws or other organization documents and (3) any Subsidiary created or acquired by a Borrower or any Active Subsidiary after the Closing Date, (presuming a consent is obtained in respect thereof pursuant hereto, to the extent required), such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable.

                  (N) Further Assurances. At Agent's reasonable request, promptly execute or cause to be executed and deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent or the Requisite Lenders to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents.

                  (O) Communications. Permit Agent to communicate directly with any of the following Persons concerning each Borrower, its business, the Collateral and the Revolver Loans (and Agent is irrevocably authorized to communicate with such Persons): (a) any Person employed by a Borrower; (b) Borrowers' present and future independent public accountants, each of whom is authorized by Borrowers to communicate with Agent and to disclose to Agent any and all matters relating to Borrowers, their financial condition and prospects, and the Collateral, provided that the Agent shall be bound by the confidentiality provisions set forth in Section 8.29 with respect to any information so disclosed to it; and (c) at any time when a Default or Event of Default has occurred and is continuing, any service bureau, warehousing service, freight forwarded, trade creditor, consignee, bailee or landlord.

                  (P) Supplemented Schedules. As soon as practicable after a Borrower becomes aware thereof, but in any event concurrently with delivery by Borrowers of the quarterly Financial Statements required to be delivered by subsection (H), supplement in writing and deliver to Agent revisions of the Schedules, to the extent necessary to disclose new or changed facts or circumstances occurring within any Fiscal Quarter after the Closing Date in respect of any material data set forth in, or which are the subject of, any such Schedules; provided that subsequent disclosures shall not constitute a cure or waiver of any Default or Event of Default resulting from the matters disclosed therein.

                  (Q) Insurance. In addition to the insurance required herein with respect to the Collateral, maintain, with financially sound and reputable insurers, insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in its business or as otherwise reasonably required by Agent.

                  (R) Leases. Keep each of its material leases of real property in full force and effect through the schedule expiration data of such lease, except for leases terminated by a Borrower in the exercise of its reasonable business judgment, the termination of which would not have a Material Adverse Effect.

                  (S) Year 2000 Compatibility. Jan Bell will deliver to Agent (i) simultaneously with the delivery of its quarterly financial statements pursuant to Section 5.1(H), a statement of an Authorized Officer of Jan Bell to the effect that nothing has come to such officer's attention to cause such officer to believe that the Y2K Plan milestones have not been met in a manner such that Jan Bell's and its Active Subsidiaries' hardware and software systems will not be Year 2000 Compliant and Ready in accordance with the Y2K Plan; and
(ii) within five (5) Business Days after any Authorized Officer or other officer of a Borrower becomes aware of any deviations from the Y2K Plan which would cause compliance with the Plan to be delayed or not achieved in any material respect, a statement of an Authorized Officer of Jan Bell, setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;

         5.2. Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations outstanding, no Borrower shall (and shall not permit any Active Subsidiary to), unless the Requisite Lenders otherwise have consented in writing thereto.

                  (A) Merger. Merge or consolidate with any Person; or acquire all or any substantial part of the Properties of any Person; provided, however, that Jan Bell or any Active Subsidiary may acquire all of the stock of, or all or a substantial part of the assets of another Person, so long as (i) the aggregate amount expended by Jan Bell and its Active Subsidiaries to consummate all such acquisitions during the term of this Agreement does not exceed $30,000,000 (inclusive of the value of any Property or capital stock contributed or conveyed by Jan Bell or its Active Subsidiaries as consideration in such acquisitions), (ii) Jan Bell provides to Agent a summary of the terms of such acquisition, including a description of the stock or assets to be acquired, the purchase price to be paid therefor and other material terms and notifies Agent of the closing of such acquisition; (iii) Agent receives a perfected first priority Lien in the assets or stock so acquired as security for the Obligations, subject only to Permitted Liens, and the Agent receives such legal opinions and other confirmation of the foregoing as it shall request; (iv) any Subsidiary of Jan Bell acquired in any such Acquisition executes a Subsidiary Guaranty in favor of Agent, and Agent receives such legal opinions and other confirmation of the foregoing as it shall request; (v) on a pro forma basis, after giving effect to any such acquisition, Jan Bell and its Consolidated Subsidiaries are in compliance with the provisions of Section 5.3 hereof; (vi) neither Jan Bell nor any of its Subsidiaries incurs or assumes any Indebtedness in connection with the consummation of such acquisition, except Permitted Indebtedness; and (vii) no Default or Event of Default has occurred and is continuing or will result from the consummation of any such acquisition.

                  (B) Loans. Make any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business and pursuant to employee charge accounts in the ordinary course of its business) to any Person, including, any Affiliates, officers or employees; provided, however, that Borrowers may make loans or advances to the Active Subsidiaries, and the Active Subsidiaries may make loans or advances to Borrowers (including, in each case, extensions of credit for the purchase of Inventory) so long as (i) the amount of the Indebtedness outstanding among Borrowers and the Israeli Subsidiary does not exceed Five Million Dollars ($5,000,000) in the aggregate at any time, (ii) the amount of the Indebtedness outstanding among Borrowers and the Mexican Subsidiary does not exceed Three Million Dollars ($3,000,000) in the aggregate at any time, and (iii) the amount of the Indebtedness outstanding among Borrowers and the Guarantor Subsidiaries (other than the Mexican Subsidiary) does not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) in the aggregate at any time; provided, further, however, that Borrowers and the Active Subsidiaries shall cease making such loans and advances available to each other if directed to do so by the Agent or the Requisite Lenders in writing at any time when an Event of Default has occurred and is continuing. At the request of the Agent made at any time hereafter, the applicable Borrowers and Active Subsidiaries shall cause such Indebtedness to be evidenced by promissory notes and shall cause such notes to be endorsed in blank and delivered to the Agent as additional Collateral.

                  (C) Indebtedness. Create, incur, assume, or suffer to exist, any Indebtedness or Contingent Obligations, except Permitted Indebtedness.

                  (D) Affiliates. Enter into, or be a party to any transaction with any Affiliate or stockholder, officer or employee, except (i) for the loans, advances and extensions of credit permitted to be made between and among Borrowers and the Active Subsidiaries pursuant to Section 5.2(B), (ii) as permitted pursuant to Section 5.2(K) and (iii)in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms which, upon Agent's request, are fully disclosed to Agent and are no less favorable than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder, officer or employee of such Borrower or such Subsidiary.

                  (E) Partnerships. Become or agree to become a general or limited partner in any general or limited partnership or a joint venturer in any joint venture.

                  (F) Adverse Transactions. Enter into any transaction which materially and adversely affects or may materially and adversely affect the Collateral or such Borrower's ability to repay the Obligations.

                  (G) Liens. Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except Permitted Liens.

                  (H) Subordinated Debt. Except as otherwise may be permitted under any Subordinated Debt Agreement, make any payment of any part or all of any Subordinated Debt; or otherwise repurchase, redeem or retire any instrument evidencing any such Subordinated Debt prior to maturity; or enter into any agreement which could in any way be construed to amend, modify, alter in any material respect or terminate any one or more instruments or agreements evidencing or relating to any Subordinated Debt.

                  (I) Distributions. Declare or make any Distributions other than (i) Distributions payable solely in shares of capital stock which, to the extent that such shares of capital stock are issued by JBM, Mayor's or any Guarantor Subsidiary, are pledged to the Agent pursuant to the Stock Pledge Agreement and (ii) distributions payable in cash by a Subsidiary of a Borrower (including, in the case of Jan Bell, JBM and Mayor's) to a Borrower to be used by such Borrower to pay the Obligations and/or operating expenses and taxes incurred in the ordinary course of business.

                  (J) Subsidiaries. Create any Subsidiary; provided, however, that each Borrower and each Guarantor Subsidiary may create Subsidiaries for business purposes so long as (i) no Default or Event of Default has occurred and is continuing, (ii) each Subsidiary so created shall execute and deliver in favor of Agent a Subsidiary Guaranty and such UCC financing statements and other documents as Agent deems necessary to perfect its lien in the Property of such Subsidiary granted under the Subsidiary Guaranty, (iii) such Borrower or Guarantor Subsidiary shall have pledged to Agent all of the stock of each Subsidiary so created and (iv) Jan Bell shall have delivered to Agent, or caused to be delivered to Agent, such legal opinions and other confirmation of the foregoing matters as it shall request.

                  (K) Sales and other Divestitures of Properties. Sell, lease or otherwise dispose of any of its Properties, including any disposition of Property as part of a sale and lease back transaction, to or in favor of any Person (including any Subsidiary), except (i) loans, advances and extensions of credit permitted pursuant to Section 5.2(B), (ii) Distributions permitted pursuant to Section 5.2(I), (iii) sales of Inventory by Borrowers or the Active Subsidiaries in the ordinary course of business (other than to Inactive Subsidiaries) except if the Agent or the Requisite Lenders have directed Borrowers in writing to cease (and cause the Active Subsidiaries to cease) making such sales following the occurrence of, and during the continuance of, an Event of Default, (iv) transfers by a Subsidiary of Property to a Borrower, (v) so long as no Default or Event of Default has occurred and is continuing, transfers of immaterial items of Equipment or similar assets by a Borrower to any Guarantor Subsidiary in the ordinary course of business, (vi) the sale by Jan Bell of its Property Held for Sale, provided that Jan Bell shall remit the Net Proceeds of any such sale to the Agent for application to the Revolver Loans and (vii) any other dispositions expressly authorized by this Agreement (including, without limitation, pursuant to Section 6.9(D) hereof).

                  (L) Place of Business. Transfer its principal place of business or chief executive office to any location other than those at which the same are presently kept or maintained, as set forth on the Location and Real Property Schedule, except upon at least thirty (30) days prior written notice to Agent and after the delivery to Agent of financing statements, if required by Agent, in form satisfactory to Agent to perfect or continue the perfection of Agent's Lien and security interest hereunder.

                  (M) Business Purposes. Enter into any business other than the jewelry business or make any material change in any of Borrower's or any Subsidiary's business objectives or purposes.

                  (N) Corporate Name. Use any corporate name (other than its own) or any fictitious name, trade style or "d/b/a" except for any names disclosed on the Corporate Information Schedule and except upon forty-five (45) days prior written notice to Agent.

                  (O) Margin Security. Own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Board of Governors as now in effect or as the same may hereafter be in effect unless such purchase or acquisition will not cause a violation of Regulations G or U or any other regulation of the Board of Governors then in effect.

                  (P) Restricted Investment. Make or have any Restricted Investment.

                  (Q) Bank Accounts; Commingling. Establish any deposit accounts for the deposit of any Proceeds of Collateral not expressly contemplated herein or commingle any funds not constituting Proceeds of Collateral in any deposit account established pursuant hereto for the depositing of Proceeds of Collateral.

                  (R) Fiscal Year. Change its Fiscal Year, or permit any Subsidiary other than the Mexican subsidiary or the Israeli Subsidiary to have a fiscal year different from that of Jan Bell.

                  (S) Capital Stock. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, or permit any Subsidiary to issue any additional shares of its capital stock except director's qualifying shares.

                  (T) Consolidated Tax Return. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

                  (U) Consigned Inventory. Permit any financing statement filed by a consignor of inventory to such Borrower or Active Subsidiary to cover proceeds of such inventory, other than cash proceeds paid at the time of sale. Each Borrower will provide to the Agent on a quarterly basis concurrently with the delivery to the Agent and Lenders of Jan Bell's quarterly financial statements pursuant to this Agreement, copies of all financing statements filed by consignors of inventory during the preceding fiscal quarter.

                  (V) Purchase Documents. Amend, modify or supplement, or acquiesce in any amendment, modification or supplement of any of the Purchase Documents, in each case, in any material respect.

                  (W) Sam's Club Agreements. (i) Terminate the Sam's Club Agreement or (ii) amend or modify the Sam's Club Agreement in any way which materially and adversely affects or may materially and adversely affect the Collateral or the Borrowers' ability to repay the Obligations.

                  (X) Inactive Subsidiaries. Permit any of the Inactive Subsidiaries to conduct any business or own any assets; provided, however, that nothing contained herein shall prevent a Borrower from dissolving an Inactive Subsidiary.

         5.3. Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations outstanding, Jan Bell and its Subsidiaries shall:

                  (A) Leverage Ratio. Maintain a Leverage Ratio of not more than 4.0:1 as of the end of each Fiscal Quarter.

                  (B) Fixed Charge. Maintain a Fixed Charge Coverage of not less than 2.5:1 as of the end of each Fiscal Quarter.

                  (C) Tangible Net Worth. Maintain Tangible Net Worth of not less than the amount set forth below for each Fiscal Quarter set forth below:

Fiscal Quarter                                       Amount
--------------                                       ------

2nd Fiscal Quarter 1999                              $100,000,000

3rd Fiscal Quarter 1999                              $100,000,000

4th Fiscal Quarter 1999                              $108,000,000

1st Fiscal Quarter 2000                              $108,000,000

2nd Fiscal Quarter 2000                              $108,000,000

3rd Fiscal Quarter 2000                              $108,000,000

4th Fiscal Quarter 2000                              $115,000,000

1st Fiscal Quarter 2001                              $115,000,000

2nd Fiscal Quarter 2001                              $115,000,000

3rd Fiscal Quarter 2001                              $115,000,000

4th Fiscal Quarter 2001                              $125,000,000

1st Fiscal Quarter 2002                              $125,000,000

2nd Fiscal Quarter 2002                              $125,000,000

3rd Fiscal Quarter 2002                              $125,000,000

4th Fiscal Quarter 2002                              $135,000,000
and each Fiscal Quarter
thereafter




SECTION 6.        COLLATERAL

         6.1. Grant of Security Interest. To secure the prompt payment and performance of the Obligations, each Borrower hereby grants to Agent, for its benefit and the ratable benefit of Lenders, a continuing security interest in, security title to and Lien upon all the Collateral of such Borrower.

         6.2. Representations, Warranties and Covenants -- Collateral Generally. To induce Agent and each Lender to enter into this Agreement, Borrowers, jointly and severally, represent and warrant to, and covenants with, Agent and each Lender as follows:

                  (A) The Collateral is now and will continue to be owned solely by a Borrower or, subject to the limitations on transfer set forth in
Section 5.2(K), a Subsidiary Guarantor. No other Person has or will have any right, title, interest, claim, or Lien therein, thereon or thereto other than a Permitted Lien.

                  (B) The Liens granted to Agent are to be first and prior Liens on the Collateral, subject only to Permitted Liens. No further action need be taken to perfect the Liens granted to Agent, other than the filing of continuation statements under the Code or other Applicable Law, continued possession by Agent of that portion of the Collateral constituting Instruments or Documents and, if the Agent elects to perfect its Lien in motor vehicles as provided in Section 6.3 below, the processing of Lien notations on motor vehicle title certificates.

                  (C) All goods evidenced by the Collateral constituting Chattel Paper, Documents or Instruments, the possession of which has been given to Agent, are owned by a Borrower and the same are free and clear of any Lien, other than Permitted Liens.

         6.3. Lien Perfection. Each Borrower agrees to execute financing statements provided for by the Code or other Applicable Law together with any and all other instruments, assignments or documents and is to take such other action as may be required to perfect or to continue the perfection of Agent's security interest in the Collateral, including, without limitation, the execution, at Agent's request, of all documents deemed necessary by Agent to cause Agent's Lien to be noted on any motor vehicle title certificates for motor vehicles forming a part of the Collateral. Unless prohibited by Applicable Law, each Borrower hereby authorizes Agent to execute and file any such financing statement on such Borrower's behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement is to be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

         6.4. Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by a Borrower at one or more of the Collateral Locations of such Borrower set forth in the Location and Real Property Schedule and shall not be located elsewhere except for (A) sales of Inventory in the ordinary course of business except if the Agent or the Requisite Lenders have directed Borrowers to cease making such sales following the occurrence of, and during the continuance of, an Event of Default; (B) the storage or location of Inventory at locations within the United States and its territories which have adopted the Uniform Commercial Code in addition to those shown on the Location and Real Property Schedule if (i) such Borrower gives Agent written notice of the new location at least forty-five (45) days prior to placing Inventory at such location, (ii) Agent's security interest in such Inventory is and continues to be a duly perfected, first priority Lien thereon (and Borrowers take all actions required by the Agent pursuant to the provisions of Section 6.3 hereof to ensure the foregoing), (iii) neither such Borrower's nor Agent's right of entry upon the premises where such Inventory is located, or its right to remove the Inventory therefrom, is in any way restricted, (iv) the owner of such premises executes a Lien Waiver or the Agent has imposed an appropriate Reserve for rentals as such premises, as determined by the Agent based on its customary credit considerations and (v) all negotiable documents and receipts in respect of any Collateral maintained at such premises are promptly delivered to Agent; and (C) removals in connection with dispositions of Equipment that are authorized herein.

         6.5. Insurance of Collateral. Each Borrower shall maintain and pay for insurance upon all of its Collateral wherever located, in storage or in transit in vehicles, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts and with such insurance companies as is to be satisfactory to Agent to insure Agent's interest in the Collateral. Each Borrower is to deliver evidence of such policies (including, without limitation, if Agent so requests, complete copies of such policies) to Agent with satisfactory lender's loss payable endorsements naming Agent loss payee and additional insured. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause that the interest of Agent is not to be impaired or invalidated by any act or neglect of a Borrower or owner of the Property nor by the occupation of the premises for purposes more hazardous than are permitted by said policy. If a Borrower fails to provide and pay for such insurance, Agent may, at such Borrower's expense, procure the same, but is not to be required to do so. Each Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. In addition to the insurance required herein with respect to the Collateral, each Borrower shall maintain, with financially sound and reputable insurers, insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in the business or as otherwise required by Agent.

         6.6. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping Collateral (including, without limitation, all rent payable by a Borrower to any landlord of any premises where any of the Collateral may be located), and any and all Charges are to be borne and paid by such Borrower. All sums paid or incurred by Agent in enforcing or protecting its Lien on or rights and interest in the Collateral or any of its rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by Borrowers to Agent with interest at the Default Rate, are to be considered Obligations, secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of Borrowers in or coming into the hands or inuring to the benefit of Agent. Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at each Borrower's sole risk.

         6.7.     Special Provisions Relating to Accounts.

                  (A) Representations, Warranties and Covenants. With respect to all Accounts, Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by each Borrower with respect to any Account or Accounts. With respect to each Account of such Borrower, each Borrower represents and warrants: (i) it is genuine and in all respects what it purports to be, and it is not evidenced by a judgment; (ii) it arose out of a completed, bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Borrower and the Account Debtor; (iii) to such Borrower's knowledge, the Account Debtor thereunder (a) had the capacity to contract at the time any contract or other document giving rise to the Account was executed, and is Solvent, (iv) to such Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which could reasonably be expected to result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account;
(v) the Account is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which is available to Agent; (vi) to such Borrower's knowledge, at the time of sale, such Account, and Agent's security interest therein, was not subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is immaterial, and each such Account is absolutely owing to a Borrower and was not contingent in any respect or for any reason, and, to such Borrower's knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or tend to reduce the amount payable thereunder from the face amount of the invoice and statements with respect thereto; and (vii) such Borrower has made no agreement with any Account Debtor for any deduction therefrom, except discounts or allowances which are granted by such Borrower in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto.

                  (B) Administration of Accounts. Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon. Any discounts, allowances or credits to such Accounts shall be reflected in the Borrowing Base Certificates delivered by Borrowers to the Agent pursuant to this Agreement. Each Borrower shall provide Agent with written notice of any amounts in excess of One Hundred Thousand Dollars ($100,000) in dispute between such Borrower and an Account Debtor, explaining in detail the reason for such dispute, all claims related thereto and the specific amount in controversy. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent may pay the amount thereof to the proper taxing authority for the account of a Borrower and charge the Loan Account therefor. Each Borrower is to notify Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, Agent is to have the right to retain the full proceeds of the Account and is not to be liable for any taxes to any governmental taxing authority that may be due by such Borrower by reason of the sale and delivery creating the Account. Any of Agent's officers, employees or agents are to have the right, at any time, in the name of a Borrower, or, after the occurrence of a Default of Event of Default and during the continuance thereof, in the name of Agent or any designee of Agent, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone or otherwise. Each Borrower is to cooperate fully with Agent to facilitate any such verification process.

                  (C) Collection of Accounts. Each Borrower shall deposit all proceeds of the Collateral, including, without limitation, all remittances received by such Borrower on account of Accounts, or cause the same to be deposited in lockbox or blocked accounts pursuant to a Bank

Agency Agreement. Agent assumes no responsibility for such lockbox arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

                  (D) Governmental Accounts. If any of the Accounts, the face value of which exceeds Fifty Thousand Dollars ($50,000) individually or in the aggregate, arises out of a contract with the United States of America, or any department, agency, subdivision or instrumentality thereof, each Borrower shall promptly notify Agent thereof in writing and is to execute any instruments and take any other action required or requested by Agent to comply with the provisions of the Federal Assignment of Claims Act or any other Applicable Law.

         6.8. Special Provisions Relating to Inventory. With respect to Inventory, each Borrower represents and warrants to Agent that Agent may rely on all statements and representations made by such Borrower with respect to any Inventory and that: (i) all Inventory is presently and will continue to be located at such Borrower's places of business listed in the Location and Real Property Schedule or established pursuant to Section 6.4 hereof and will not be removed therefrom except as authorized by this Agreement; (ii) no Inventory is or will be sold in violation of the Fair Labor Standards Act or any other Applicable Law and (iii) all Inventory included as Eligible Inventory in any Borrowing Base Certificate will satisfy each of the conditions set forth in the second sentence of the definition of Eligible Inventory.

         6.9.     Special Provisions Relating to Equipment.

                  (A) Representations, Warranties and Covenants. With respect to the Equipment, each Borrower represents, warrants and covenants to and with Agent that: (i) the Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto are to be made so that the value and operating efficiency of the Equipment are to be maintained and preserved, reasonable wear and tear excepted; and (ii) such Borrower will not permit any of the Equipment to become affixed to any Real Property leased to such Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord and each mortgage of such Real Property has executed a Lien Waiver or mortgagee waiver in favor of Agent; and Borrower will not permit any of the Equipment to become an accession to any personal Property that is subject to a Lien unless the Lien is a Permitted Lien.

                  (B) Evidence of Ownership of Equipment. Promptly on request therefor by Agent, each Borrower shall deliver to Agent any and all evidence of ownership, if any, of any of the Equipment (including, without limitation, certificates of title and applications for title).

                  (C) Records and Schedules of Equipment. Each Borrower shall maintain accurate records itemizing and describing the kind, type, quality, quantity and value of its Equipment and all dispositions made as authorized below and shall furnish Agent with a current schedule containing the foregoing information from time to time upon Agent's request.

                  (D) Disposition of Equipment. No Borrower will sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Agent; provided, however, that the foregoing restriction is not to apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment which, in the aggregate during any Fiscal Year, as to all Borrowers, together with any Equipment disposed of by Guarantor Subsidiaries in such Fiscal Year in accordance with the corresponding provision of the Subsidiary Guaranty, has a fair market value or book value, whichever is more, of Five Hundred Thousand Dollars ($500,000) or less, provided that all Net Proceeds thereof are remitted to Agent for application to the Obligations, (ii) dispositions of obsolete Equipment, provided that all Net Proceeds are remitted to Agent for application to the Obligations, or (iii) replacements of Equipment that is substantially worn or damaged with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or substantially concurrently with any disposition of the Equipment that is to be replaced and the replacement Equipment is to be free and clear of Liens (except for Permitted Liens).

         6.10. Special Provisions Relating to Realty. At the Agent's request, at any time after the occurrence of, and during the continuance of, a Default or Event of Default, each Borrower shall execute and deliver to Agent, or cause its Guarantor Subsidiaries to execute and deliver to Agent, such Mortgages on such Borrower's or its Guarantor Subsidiaries' Real Property as Agent shall request, and shall deliver such Mortgages to Agent, accompanied by mortgagee title insurance policies in form and substance satisfactory to the Agent, obtained at Borrowers' expense.

         6.11. Additional Collateral. At the Agent's request, at any time after the occurrence of, and during the continuance of, a Default of Event of Default, at Borrower's expense, Borrowers shall take, and cause each of their Subsidiaries to take, all actions as may be necessary or appropriate under applicable law to cause the Agent's security interest in the stock of the Mexican Subsidiary and Jan Bell Marketing/Puerto Rico, Inc. to be a first priority perfected Lien.

SECTION 7.        EVENTS OF DEFAULT AND REMEDIES ON DEFAULT

         7.1. Events of Default. The occurrence of any one or more of the following conditions or events is to constitute an "Event of Default," whatever the reason for such event or condition and whether it be voluntary or involuntary, or within or without the control of any Borrower, any Guarantor or any Active Subsidiary, or be effected by operation of law or pursuant to any order or judgment of a court or otherwise:

                  (A) Non-Payment. Borrowers fail to pay any of the Obligations, including, without limitation, any principal or interest owing on any Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise); provided, however, that failure to make any payments of interest hereunder on the due date therefor shall not become an Event of Default hereunder if cured within three (3) days after the due date.

                  (B) Misrepresentation. Any warranty, representation, or other statement made or furnished to Agent by or on behalf of any Borrower or any Guarantor or in any instrument, certificate or financial statement furnished in compliance with or in reference to this Agreement or any of the other Loan Documents proves to have been false or misleading in any material respect when made or furnished.


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                  (C)      Covenants. Borrowers fail or neglect to perform, keep
or observe (i) any covenants to comply with Applicable Law or any of the covenants set forth in Sections 5.1(Q), 5.2, 5.3 or Article 6 (other than Sections 6.7(B), 6.7(D) and 6.9(C)), (ii) any of the covenants set forth in
Section 5.1 (C), (D), (G), (H), (I), (K), (L), (M), (N), (O) and (S), Section
6.7(B), 6.7(D) or Section 6.9(c) and the breach of such covenant is not cured to the Requisite Lenders' satisfaction within fifteen (15) days after the sooner to occur of any Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to an officer of any Borrower, or (iii) any other covenant contained in this Agreement (not dealt with specifically elsewhere in this Section) and the breach of such other covenant is not cured to the Requisite Lenders' satisfaction within thirty (30) days after the sooner to occur of any Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of any Borrower.

                  (D) Loan Documents. Any Borrower or any Guarantor fails or neglects to perform, keep or observe any term, condition or agreement contained in any of the other Loan Documents or any default otherwise occurs thereunder and such failure, neglect or default is not cured to the Requisite Lenders' satisfaction within thirty (30) days after the sooner to occur of any Borrower's or Guarantor's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of any Borrower or Guarantor.

                  (E) Cross-Default. Any default or event of default occurs on the part of any Borrower, Guarantor or Active Subsidiary (including specifically, but without limitation, due to non-payment) under any agreement, document or instrument to which such Borrower, Guarantor or Active Subsidiary is a party or by which such Borrower, Guarantor or Active Subsidiary or any of its Property is bound, creating or relating to any Indebtedness (other than the Obligations) in excess of Two Million Dollars ($2,000,000) if the holder of such Indebtedness has the right to accelerate the payment or maturity of such Indebtedness in consequence of such event of default or to demand payment of such Indebtedness.

                  (F) Material Loss. There occurs any material loss, theft, damage or destruction not fully covered by insurance, or any sale, lease or encumbrance of any of the Collateral of any Borrower or Guarantor Subsidiary or the making of any levy, seizure, or attachment thereof or thereon, except in all cases as may be specifically permitted by other provisions of this Agreement.

                  (G) Solvency. Any Borrower, Guarantor or Active Subsidiary ceases to be Solvent or suffers the appointment of a receiver, trustee, custodian or similar fiduciary, or makes an assignment for the benefit of creditors, or any petition for an order for relief is filed by or against any Borrower, Guarantor or Active Subsidiary under the Bankruptcy Code (and, if against any Borrower, Guarantor or Active Subsidiary, such proceeding shall not have been vacated, discharged or stayed within sixty (60) days from the entry thereof), or any Borrower, Guarantor or Active Subsidiary makes any offer of settlement, extension or composition to their respective unsecured creditors generally, or any motion, complaint or other pleading is filed in any bankruptcy case of any Person other than a Borrower, Guarantor or Active Subsidiary and such motion, complaint or pleading seeks the consolidation of a Borrower's, Guarantor's or Active Subsidiary's assets and Liabilities with the assets and Liabilities of such Persons.


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




                  (H) Cessation of Business. A cessation of a substantial part of the business of any Borrower for a period which significantly affects such Borrower's capacity to continue its business on a profitable basis; or any Borrower suffers the loss or revocation of any license or permit now held or hereafter acquired by such Borrower which is necessary to the continued or lawful operation of its business; or any Borrower is enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs.

                  (I) Change of Control. (i) any Person or group of related Persons is or becomes the owner of more than fifty percent (50%) of the Voting Stock of Jan Bell, or (ii) Jan Bell shall cease to own one hundred percent (100%) of the Voting Stock of Mayor's, JBM or any other of Jan Bell's Subsidiaries, except, in the case of an Inactive Subsidiary, as a result of its dissolution.

                  (J) Executive Management. There shall cease to be a duly authorized and empowered chairman and chief executive officer of Jan Bell or Mayor's for a period of ninety (90) consecutive days.

                  (K) Contest of Loan Documents. Any Borrower or any Guarantor, or any Affiliate of either, challenges or contests in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.

                  (L) Guaranty. Any Guarantor revokes or attempts to revoke the Guaranty Agreement signed by such Guarantor, or repudiates such Guarantor's liability thereunder or becomes in default under the terms thereof.

                  (M) Money Judgment. Any money judgment, writ of attachment or similar process is entered or filed against any Borrower, any Active Subsidiary or any Guarantor or any of its Property in an amount in excess of $2,500,000 (unless covered by insurance).

                  (N) Subordinated Debt Agreement. Any Subordinated Debt Agreement is determined by a court of competent jurisdiction to be unenforceable by the Agent.

                  (O) Material Adverse Change. The occurrence of a Material Adverse Effect.

                  (P) Sam's Club Agreement. The Sam's Club Agreement shall have a remaining term of less than six (6) months (unless such agreement is automatically and unconditionally renewable at expiration for a term of at least twelve (12) months) or shall be terminated unless, in either case, replaced by an arrangement between Jan Bell and Sam's Club which is satisfactory to the Requisite Lenders, in the reasonable exercise of their credit judgment.

         7.2. Acceleration of the Obligations. Upon the occurrence of any Event of Default described in Section 7.1(G), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by each Borrower. Upon the occurrence and during the continuance of any other Event of Default, Agent may and, at the direction of the Requisite Lenders, Agent shall, by written notice to Borrowers (a) declare all or any

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portion of the Revolver Loans and all or some of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, and (b) demand that Borrowers immediately deposit with Agent an amount equal to the Letter of Credit Liability to enable Agent to meet its obligations in respect thereof when required and such amount shall become immediately due and payable.

         7.3. Other Remedies. Upon or at any time after the occurrence of an Event of Default, Agent may and, at the direction of the Requisite Lenders, Agent shall, exercise from time to time the following rights and remedies:

                  (A) Terminate. The right to terminate the Revolver Facility without further notice to Borrowers.

                  (B) Notify Account Debtors. The right to notify all Persons in any way liable on any Accounts, Instruments or Chattel Paper to make remittances to Agent of all sums due or to become due thereon and to collect and enforce payment of all Accounts, Instruments and Chattel Paper directly from the Persons liable thereon, by legal proceedings or otherwise, and generally exercise all of Borrowers' rights and remedies with respect to the collection of the Accounts.

                  (C) Repossession. The right (i) to take immediate possession of the Inventory and Equipment, or alternatively to require Borrowers to assemble the Inventory and Equipment, at Borrowers' expense, and make it available to Agent at a place designated by Agent that is reasonably convenient to both parties, and (ii) to enter any of the premises of Borrowers or wherever any of the Inventory or Equipment is located, and to keep and store the same on said premises until sold (and if said premises be the Property of Borrowers, Borrowers agree not to charge Agent for storage thereof).

                  (D) Dispose of Collateral. With respect to any or all of the Collateral (other than any Real Property, which shall be disposed of in accordance with any Mortgages executed pursuant to Section 6.10 hereof), the right to sell or otherwise dispose of all or any of such Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by Applicable Law, in lots or in bulk, for cash or on credit, all as the Requisite Lenders, in their sole discretion, may deem advisable. Ten (10) days written notice to Borrowers of any public or private sale or other disposition of any such Collateral is to be reasonable notice thereof; provided, however, that no notice of Agent's intended disposition of such Collateral shall be required with respect to any portion of such Collateral that is perishable, threatens to decline speedily in value or is of a type customarily sold on a recognized market, nor is any such notice to be required hereunder if not otherwise required under Applicable Law. Agent shall have the right to conduct such sales on Borrowers' premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any such Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent may purchase all or any part of any such Collateral at public or, if permitted by Applicable Law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations.


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




                  (E) Foreclose. The right to foreclose or otherwise realize upon any of the Real Property of Borrowers or the Guarantor Subsidiaries encumbered by any Mortgage pursuant to Section 6.10, in accordance with the terms of any such Mortgage with respect to such Real Property or Applicable Law.

                  (F) Other Rights. All of the rights and remedies of a secured party under the Code or under other Applicable Law and all other legal and equitable rights to which Agent or any Lender may be entitled.

         7.4. License to Use. Agent is hereby further granted a license or other right to use, without charge, each Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and each Borrower's rights and under all licenses and all franchise agreements are to inure to Agent's benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the costs, expenses and attorneys, fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any of the Collateral; secondly, to interest due upon any of the Obligations; and thirdly, to the principal amount of the Obligations. If any deficiency arises, each Borrower and each Guarantor will remain jointly and severally liable to Agent and Lenders therefor. Any surplus after payment in full of the Obligations shall be remitted by Agent to Borrowers or as otherwise required by Applicable Law.

         7.5. Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any other agreement between Agent and Borrowers, heretofore, concurrently, or hereafter entered into, are to be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained.

         7.6. Limitation on the Agent's Duty in Respect of Collateral. The Agent shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except that the Agent shall use reasonable care with respect to the Collateral in its possession or under its control.

SECTION 8.        MISCELLANEOUS

         8.1. Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower's true and lawful attorney (and agent-in-fact) and Agent, or Agent's agent, may, without notice to such Borrower and in either such Borrower's or Agent's name, but at the cost and expense of such Borrower:

                  (A) At any time, endorse such Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of Collateral which come into the possession of Agent or under Agent's control; and



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



                  (B) At such time or times as it shall determine upon or after the occurrence of, and during the continuation of, any Event of Default:
(i) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (ii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iii) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (iv) prepare, file and sign such Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral; (v) receive, open and dispose of all mail addressed to each Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vi) endorse the name of each Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent for application to the Obligations; (vii) endorse the name of each Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (viii) use each Borrower's stationery and sign the name of each Borrower to verifications of the Accounts and notices thereof to Account Debtors; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral and to which each Borrower has access; (x) make and adjust claims under policies of insurance; and
(xi) do all other acts and things necessary, in Agent's determination, to fulfill each Borrower's Obligations under this Agreement or any of the other Loan Documents.

         8.2.     Indemnity.

                  (A) Borrowers, jointly and severally, agree to indemnify Agent and each Lender, each of their respective Affiliates and each of their and their Affiliates' respective officers, directors, employees, agents, advisors, attorneys, consultants and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several (including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental
Law), that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding (including, without limitation, any of those matters set forth on Schedule 5) or the preparation of any defense with respect thereto, arising out of or in connection with or relating to this Agreement, the other Loan Documents, the Purchase Agreement, the Merger Agreement, the other Purchase Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Revolver Loans, whether or not such investigation, litigation or proceeding is brought by a Borrower, any of its Subsidiaries, Affiliates, shareholders or creditors, any Seller, any current or former shareholders of any Borrower or any predecessor to any Borrower, an Indemnified Party or any other Person, and whether or not an Indemnified Party is party thereto, except to the extent that such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of any Lender, but including, without limitation, any intangibles tax, stamp tax, recording tax or franchise tax) are payable by


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Agent or any Lender on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation of any of the Obligations hereunder, by reason of any existing or hereafter enacted federal, state, foreign or local statute, rule or regulation, Borrowers, jointly and severally, agree to pay (or will promptly reimburse such Lender or Agent for the payment of) all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold such Lender and Agent harmless from and against liability in connection therewith. Notwithstanding any contrary provision of this Agreement, all obligations of Borrowers under this Section 8.2 or pursuant to any provision of this Agreement to indemnify Indemnified Parties for any expense or liability incurred by Indemnified Parties shall survive the payment in full of the Obligations and the termination of this Agreement. In the event that all or any of the transactions contemplated by the Purchase Agreement, the Merger Agreement or any of the other Purchase Documents are at any time rescinded or otherwise set aside, in any litigation or otherwise, Borrowers acknowledge and agree that
(a) all Loan Documents shall continue in full force and effect, (b) Borrowers shall remain jointly and severally liable for the payment and performance of the Obligations and (c) all of the Collateral shall continue to secure all of the Obligations.

                  (B) Borrowers, jointly and severally, further agree to indemnify Agent and each Lender from any losses arising from the inability on the part of Agent to collect or retain the full amount of customers' or other checks or other items of payment previously received by Citicorp North America, Inc., as agent under the Existing Mayor's Loan Agreement, or by any bank for its account and credited to the account of Mayor's in computing the balance of the "Obligations" (as defined in the Existing Mayor's Loan Agreements) owing to Agent and Lenders under the Mayor's Loan Agreement.

         8.3. Amendments and Waivers. Except as otherwise provided in subsection 9.2(H)(i) hereof and except as to matters set forth in other subsections hereof as requiring only Agent's consent, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any other Loan Document, or consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders and, in the case of any amendment or modification of any provision of this Agreement other than subsection 9.2, 9.4, 9.5, 9.6 or 9.7, by Borrowers; provided, however, that, no such amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, Agent and Borrowers, do any of the following: (a) except to the extent affected by any assignment permitted under subsection 9.1 or by the increases in the Commitments provided for in Section 2.3 hereof, change the Commitment of any Lender or increase the Commitments of the Lenders; (b) forgive all or any of the principal amount of, reduce the rate of interest on, or reduce the fees payable with respect to, any Revolver Loan; (c) extend or postpone any scheduled maturity date for the payment of the principal amount of any Revolver Loan; (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolver Loans, except pursuant to the increases in the Commitments provided for in Section 2.3 hereof, or the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder;
(e) release Collateral (except if the sale or disposition of such Collateral is expressly permitted under any other Loan Document); (f) amend or waive this subsection 8.3 or the definitions of any terms used in this subsection 8.3 insofar as the definitions affect the substance of this subsection 8.3; (g) consent to the assignment or other transfer by any Borrower of any of its rights and obligations under any Loan Document; or (h)



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increase the advance rates against Eligible Accounts or Eligible Inventory in excess of the maximum percentages provided in the definition of Borrowing Availability; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective unless in writing and signed by Agent, in addition to any Lenders whose signatures are required, as prescribed hereinabove, to take such action. Each such amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No such amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances. Any such amendment, modification, termination, waiver or consent effected in accordance with this subsection 8.3 shall inure to the benefit of, and be binding upon, all parties hereto.

         8.4. Reimbursement of Expenses. If, at any time or times prior or subsequent to the date hereof, regardless of whether or not an Event of Default then exists or any of the transactions contemplated hereunder are concluded, Agent employs counsel for advice or other representation, or incurs legal expenses or other costs or out-of-pocket expenses in connection with: (A) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any sale or attempted sale of any interest herein to a Participating Lender; (B) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (C) periodic audits and appraisals performed by Agent; (D) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lenders, Agent, Borrowers, any Seller, any current or former shareholder of a Borrower or any other Person) in any way relating to the Collateral, this Agreement, any of the other Loan Documents, the Purchase Agreement, the Merger Agreement, any other Purchase Document or Borrowers' affairs; (E) any attempt to enforce any rights or remedies of Agent or Lenders against Borrowers or any other Person which may be obligated to Agent or Lenders by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (F) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, the reasonable attorneys' fees arising from such services and all expenses, costs, charges and other fees of such counsel or of Agent or relating to any of the events or actions described in this Section are to be payable, on demand, by Borrowers to Agent and are to be additional Obligations hereunder secured by the Collateral. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include accountants' fees, costs and expenses; costs and expenses incurred by Agent's loan administration staff, audit staff and appraisal staff; court reporter fees, costs and expenses; photocopying and duplicating expenses; long distance telephone charges; air express charges; telegram charges; secretarial over-time charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. Such expenses, costs, charges and fees shall not include the Agent's overhead costs. Each Borrower acknowledges and agrees that legal counsel to Agent does not represent such Borrower as such Borrower's attorney, that such Borrower has retained counsel of its own choice and has not and will not rely upon any advice from Agent's counsel and that such Borrower's reimbursement of expenses pursuant to this Agreement (even if effected by payment directly by such Borrower to Agent's counsel) shall not be deemed to establish an attorney-client relationship between Borrower and Agent's counsel. Without limitation of the foregoing, at any time when an Event of Default has occurred and is continuing,


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Borrowers shall pay all costs and expenses (including reasonable attorneys'
fees) of all Lenders incurred in enforcing their rights and remedies under this Agreement and the other Loan Documents.

         8.5. Indulgences Not Waivers. Agent's or Lenders' failure, at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement is not to waive, affect or diminish any right of Agent or Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lenders of an Event of Default by Borrowers under this Agreement or any of the other Loan Documents is not to suspend, waive or affect any other Event of Default by Borrowers under this Agreement or any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrowers under this Agreement or any of the other Loan Documents are to be deemed to have been suspended or waived by Agent or Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent or Lenders and directed to Borrower. The Requisite Lenders may, by written notice to Borrowers, at any time and from time to time, waive any Default or any Event of Default and its consequences, but any such waivers are to be for such period and subject to such conditions as are to be specified in any such notice. In the case of any such waiver, Borrowers, Agent and Lenders are to be restored to their former positions and rights hereunder and under the other Loan Documents and any Default or Event of Default so waived is to be deemed to be cured and not continuing during the period specified in such written notice. No such waiver is to extend to any subsequent or other Default or Event of Default or impair any right or remedy consequent thereon.

         8.6. Severability. Wherever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is to be prohibited by or invalid under Applicable Law, such provision is to be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.7. Successors and Assigns. This Agreement, the Other Agreements and the Security Documents are to be binding upon and inure to the benefit of the successors and assigns of Borrowers, Lenders and Agent. This provision, however, is not to be deemed to permit any Borrower to sell, assign or transfer this Agreement or any of the other Loan Documents, without first obtaining the prior written consent of the Requisite Lenders.

         8.8. Cumulative Effect. The provisions of the Other Agreements and the Security Documents are cumulative with the provisions of this Agreement.

         8.9. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered are to be deemed to be an original and all of which counterparts taken together are to constitute but one and the same instrument. In proving this Agreement in any judicial proceeding, it is not to be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.


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         8.10.    Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, telexed or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy or telex, on the date of transmission if transmitted before 4:00 p.m. (New York, New York time) on a Business Day or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) Business Days after delivery to such courier properly addressed; or (d) if by U.S. Mail, five (5) Business Days after depositing in the United States mail, with postage prepaid, properly addressed and sent by registered or certified mail, return receipt requested. Notices shall be addressed care of the addresses of Borrowers, Agent and Lenders set forth on the signature pages hereof or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom given.

         8.11. Consents. Whenever Agent's or any Lender's consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, Agent or such Lender is authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other manner.

         8.12. Time of Essence. Time is of the essence in this Agreement, the Other Agreements and the Security Documents.

         8.13. Entire Agreement. This Agreement constitutes an amendment and restatement of the Existing Mayor's Loan Agreement, and upon the effectiveness of this Agreement, the "Obligations" (as defined therein) of Mayor's to the lenders thereunder shall be deemed to have been assigned to the Lenders hereunder. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written, including, without limitation, those set forth in that certain Commitment Letter, dated as of June 4, 1998, between Jan Bell and Citicorp.

         8.14. Interpretation. No provision of this Agreement or any of the other Loan Documents is to be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

         8.15. Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshall any assets or securities in favor of any Borrower or any Guarantor or any other Person or against or in payment of any or all of the obligations. To the extent that any Borrower makes a payment or payments to Agent or any Lender, or Agent or any Lender enforces its security interest or exercises its rights or setoff, and such payment or payments for the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or


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preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, are to be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         8.16. Construction. Agent, Lenders and Borrowers acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Lenders, Agent and Borrowers.

         8.17. Governing Law; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. This Agreement and, unless otherwise expressly provided therein, all other Loan Documents, shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York. Each Borrower hereby consents to the jurisdiction of any state or federal court located within the County of New York, State of New York and irrevocably agrees that, subject to Lenders' election, all actions or proceedings arising out of or relating to this Agreement or the other Loan Documents shall be litigated in such courts. Each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, each Note, each other Loan Document or the Obligations. Each Borrower designates and appoints CT Corporation System, New York, New York and such other Persons as may hereafter be selected by such Borrower which irrevocably agree in writing to so serve as its agent to receive on its behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by such Borrower to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to Borrower at its address provided in subsection 8.10 except that unless otherwise provided by Applicable Law, any failure to mail such copy shall not affect the validity of service of process. If any agent appointed by any Borrower refuses to accept service, such Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lenders or Agent to bring proceedings against a Borrower in the courts of any other jurisdiction. Each Borrower, Agent and each Lender hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this agreement, any of the Loan Documents, or any dealings between them relating to the subject matter of this loan transaction and the relationship that is being established hereunder. Each Borrower also waives any bond or surety or security upon such bond which might, but for this waiver, be required of Lenders or Agent. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each Borrower, Agent and Lenders acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. Each Borrower, Agent and Lenders further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall


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




apply to any subsequent amendments, renewals, supplements or modifications to this Agreement, the Loan Documents, or to any other documents or agreements relating to the loans or any letters of credit. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         8.18. Publicity. Borrowers authorize Agent to publicize and place "tombstone" advertisements with respect to the financing arrangements set forth in this Agreement and the transactions contemplated hereby.

         8.19. Effectiveness. This Agreement and each Loan Document shall become effective upon the execution of a counterpart hereof and thereof by each of the parties hereto, and the delivery thereof to Agent in New York, New York.

         8.20. Sole Benefit. The rights and benefits set forth in this Agreement and in all the other Loan Documents are for the sole and exclusive benefit of the parties hereto and thereto and the Issuer, and may be relied upon only by such parties and the Issuer.

         8.21. General Waivers by Each Borrower. To the fullest extent permitted by Applicable Law, each Borrower waives (i) presentment, demand and protest and notice of presentment, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which such Borrower may in any way be liable and hereby ratifies and confirms whatever Agent may do in this regard;
(ii) notice prior to Agent's taking possession or control of any of the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of Agent's remedies, including the issuance of an immediate writ of possession; (iii) the benefit of all valuation, appraisement and exemption laws; (iv) any right such Borrower may have upon payment in full of the obligations to require Agent to terminate its security interest in the Collateral or in any other Property of such Borrower until the execution by such Borrower, and by any Person whose loans to Borrower are used in whole or in part to satisfy the Obligations, of an agreement indemnifying Agent from any loss or damage which Agent may incur as the result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations; and (v) notice of Agent's or any Lender's acceptance hereof.

         8.22. Independence of Covenants. All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

         8.23. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.


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         8.24.    No Fiduciary Relationship. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty on the part of Agent or any Lender to either Borrower.

         8.25. Limitation of Liability. Neither any Lender nor any Affiliate, officer, director, employee, attorney, or agent of any Lender shall have any liability with respect to, and each Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by such Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

         8.26. No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Agent or Lenders shall have the right to act exclusively in the interest of Agent or Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to either Borrower or any of either Borrower's shareholders or to any other Person.

         8.27. Maximum Interest. Regardless of any provision contained in this Agreement or any of the other Loan Documents, the aggregate of all amounts that are contracted for, charged or collected pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest are not to exceed the Maximum Rate under Applicable Law. No agreement, condition, provision or stipulation contained in this Agreement or any of the other Loan Documents or the exercise by Agent of any right or option whatsoever contained therein, or the prepayment by Borrowers of any of the Obligations, or the occurrence of any contingency whatsoever, is to entitle Lenders to charge or receive or to obligate Borrowers to pay, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (referred to herein collectively as "Interest") in excess of the Maximum Rate. Borrowers acknowledge and stipulate that any Interest charged or received in excess of the Maximum Rate ("Excess") is to be the result of an accident and bona fide error and that, with fluctuations in the rates of interest set forth in this Agreement, and the Maximum Rate, such an unintentional result could inadvertently occur. To the extent received, any Excess is to be applied first to reduce the principal Obligations and the balance, if any, returned to Borrowers, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and neither Agent nor any Lender intends to collect any unearned interest in the event of any such acceleration. The credit or return of any Excess is to constitute the acceptance by Borrowers of such Excess, and Borrowers are not to seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For purposes of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received from Borrowers in connection with any of the Loan Documents, to the extent permitted by Applicable Law, is to be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrowers, Agent and each Lender, to the maximum extent permitted under Applicable Law, will (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this


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Section are to be deemed to be incorporated into every Loan Document, whether or not any provision of this Section is specifically referred to therein.

         8.28.    Joint and Several Liability.

                  (A) Each Borrower agrees that it is jointly and severally liable to Agent and Lenders for the payment of all Obligations arising under this Agreement, and that such liability is independent of the obligations of any other Borrower (or any Guarantor). Agent and Lenders may bring an action against any Borrower, whether an action is brought against any other Borrower (or any Guarantor).

                  (B) Each Borrower agrees that any release which may be given by Agent or Lenders to any other Borrower (or any Guarantor) will not release such Borrower from its obligations under this Agreement.

                  (C) Each Borrower waives any right to assert against Agent or Lenders any defense, setoff, counterclaim, or claims which such Borrower may have against any other Borrower or any other party (including any Guarantor) liable to Agent or Lenders for the Obligations of Borrowers under this Agreement.

                  (D) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of each other Borrower and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require Agent or Lenders to disclose to such Borrower any information which Agent or Lenders may now or hereafter acquire concerning the financial condition of the other Borrowers.

                  (E) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new Indebtedness by any other Borrower.

                  (F) Borrowers represent and warrant to Agent and Lenders that they each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. Borrowers agree that Agent and Lenders will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

                  (G) Each Borrower subordinates any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the Indebtedness incurred under this Agreement and the Cross-Corporate Guaranty, and agrees that it will not exercise any such right unless and until this Agreement is terminated and all Obligations have been fully paid and satisfied. Each Borrower further waives any right to enforce any remedy which the Agent now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Agent.


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





         8.29.    Confidentiality.

                  (A)      Subject to the provisions of clause (B) of this
Section 8.29, the Agent and each Lender agree that they will use their best efforts not to disclose without the prior consent of Borrowers' Agent (other than to their respective employees, auditors, advisors or counsel or to another Lender, provided such Persons shall be subject to the provisions of this Section
8.29 to the same extent as the Agent and Lenders) any information with respect to Jan Bell or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document and which is designated by the Jan Bell to the Agent and the Lenders in writing as confidential, provided that the Agent and Lenders may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this
Section 8.29(A) by the Agent and Lenders, (ii) as may be required or reasonably appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over Agent or any Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or reasonably appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to Agent or such Lender, (v) in the case of any Lender, to Agent,
(vi) to any assignees or participants which are Eligible Assignees (including prospective assignees and participants which are Eligible Assignees) who agree to be bound by the provisions of this Section 8.29 and (vii) in connection with the exercise of any remedy hereunder.

                  (B) Each Borrower hereby acknowledges and agrees that Agent and each Lender may share with any of its Affiliates any information related to Jan Bell or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Jan Bell and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 8.29 to the same extent as the Agent or such Lender.

         8.30. Replacement of Lender. Upon (a) the occurrence of any event giving rise to the operation of subsection 3.1(A)(iv)(b), 3.1(A)(v), 3.1(F) or 3.1(G) with respect to any Lender which results in such Lender charging to the Borrowers increased costs in excess of those being generally charged by the other Lenders or (b) the failure or refusal of a single Lender to consent to any amendment, modification, termination or waiver which pursuant to subsection 8.3 requires the consent of all Lenders, Borrower shall have the right, if no Default or Event of Default then exists or will exist immediately after giving effect to the replacement, to replace such Lender (the "Replaced Lender") with one or more other Eligible Assignees (collectively, the "Replacement Lender") and each of whom shall be required to be reasonably acceptably to the Agent, provided that (i) at the time of any replacement pursuant to this subsection 8.30, the Replacement Lender shall enter into a Lender Addition Agreement pursuant to subsection 9.1 pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Revolver Loans of, and participations in Letter of Credit Liabilities owned by, the Replaced Lender and, in connection therewith, shall pay the "Purchase Price" specified in such Lender Addition Agreement. Upon the execution of the respective Lender Addition Agreement, the payment of the Purchase Price provided therein, and, delivery to the Replacement Lender of the appropriate Note or Notes executed by Borrowers, as provided in the Lender Addition Agreement, the Replacement Lender shall become


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a Lender hereunder and, the Replaced Lender shall cease to constitute a
Lender except with respect to indemnification provisions under this Agreement which shall survive as to such Replaced Lender.

         8.31. Release. In consideration of the Agent's and each Lender's execution and delivery of this Agreement and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, Mayor's hereby releases and discharges the Agent and each Lender, their respective Affiliates and their and their respective Affiliates' respective successors, representatives and assigns, from any and all claims, demands, accounts, actions, causes of action, proceedings and sums of money that Mayor's had, has or may have or claim, against the Agent, any Lender, any of their respective Affiliates or any of their or their respective Affiliates' respective successors, representatives and assigns, by reason of any act, omission, cause, claim, counterclaim, crossclaim, right, matter or thing whatsoever, howsoever created, evidenced, arising or incurred, up to and including the date of this release, under, pursuant to or in connection with the Existing Mayor's Loan Agreement.

SECTION 9.        AGENCY

         9.1.     Assignments and Participations in Revolver Loans and Notes.

                  (A) Assignments. Each Lender may assign its rights and delegate its obligations under this Agreement and the other Loan Documents to an Eligible Assignee; provided, however, that no Lender may make any assignment of less than all of its Commitment unless, upon giving effect to such assignment, both the assigning Lender and the Eligible Assignee receiving such assignment have Commitments each equal to at least Five Million Dollars ($5,000,000) immediately after such assignment is consummated, it being understood and agreed among Lenders that, at all times hereafter, each Lender, to remain a Lender, shall be obliged to hold a Commitment in the aforesaid minimum amounts. In the case of an assignment authorized under this subsection 9.1, upon such assignment becoming effective, the Person receiving such assignment, shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were an original Lender hereunder, and the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof. Each Borrower hereby acknowledges and agrees that any such assignment will give rise to a direct obligation of such Borrower to the Person receiving such assignment and that such Person, upon such assignment becoming effective, shall be considered to be a "Lender" for all purposes of this Agreement and the Loan Documents. Each Lender intending to make an assignment pursuant hereto shall notify the Agent and Borrowers in writing thereof at least three (3) Business Days prior to the intended effective date of such assignment, including therein the name, notice address and lending office of such intended assignee and the amount of the Commitments of such Lender intended to be assigned. Borrowers will, on the effective date of each such assignment, issue new Notes to such Eligible Assignee and, as applicable, the assigning Lender, upon the surrender of the assigning Lender's Notes.

                  (B) Federal Reserve Bank as Assignee. Notwithstanding the foregoing, any Lender may, at any time, without notice to the Agent or Borrowers, assign its rights under this Agreement to any Federal Reserve Bank as collateral, and such assignment shall not, in any event, be deemed to bind such Federal Reserve Bank under the terms of this Agreement and the other Loan Documents.

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




                  (C) Participations. Each Lender may also sell participations in all or any part of any Revolver Loans made by it to any Eligible Assignee; provided, however, that (i) all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation;
(ii) the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder, except solely in respect of the forgiveness of any principal amount of any Revolver Loan; and (iii) Borrowers shall have no obligation to the holder of any such participation but may continue to deal with the applicable Lender as if such participation had not been sold.

                  (D) Lender Addition Agreement. Each assignment hereunder shall be effected pursuant to a Lender Addition Agreement executed and delivered by the assigning Lender, the Eligible Assignee and the Agent. Each such assignment shall become effective on the date provided in such Lender Addition Agreement

                  (E) No Relief from Obligations. Except as otherwise provided in this subsection 9.1, no Lender shall, as between Borrowers and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Revolver Loans, the Notes or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrowers and their Subsidiaries in the possession of that Lender from time to time to assignees and participants which are Eligible Assignees (including prospective assignees and participants which are Eligible Assignees); provided that such assignees and participants agree to be bound by the provisions of Section 8.29.

         9.2.     Agent.

                  (A) Appointment. Each Lender hereby designates and appoints Citicorp as its Agent under this Agreement and the Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that the written consents of the Requisite Lenders or all Lenders, as applicable, be obtained as and to the extent required pursuant to subsection 8.3. Agent agrees to act as such on the express conditions contained in this subsection 9.2. Except as otherwise expressly set forth herein, the provisions of this subsection 9.2 are solely for the benefit of Agent and Lenders and Borrowers shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

                  (B) Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a


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fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrowers in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrowers. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. Notwithstanding the foregoing, however, each Lender agrees to notify Agent in advance of, and coordinate with Agent, any visits with Borrowers or their respective Subsidiaries (but Agent need not be present at any such meetings). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

                  (C) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and except that Agent shall be liable to each Lender with respect to its own gross negligence or willful misconduct and the gross negligence or willful misconduct of its officers, directors, employees and agents. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but Agent shall not be responsible to any Lender or the Issuer for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrowers. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrowers, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or all the Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Loan Documents in accordance with the instructions of Requisite Lenders.

                  (D) Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person; and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent further shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent.

                  (E) Indemnification. If and to the extent not reimbursed to Agent by Borrowers, Lenders will reimburse and indemnify Agent for and against any and all Liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement for any of the Loan Documents, in proportion to each Lender's Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such Liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct. The obligations of Lenders under this subsection 9.2(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

                  (F) Agent Individually. With respect to its Commitment, any Revolver Loans made by it, and any Notes issued to it, Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and Liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender or one of the Requisite Lenders. Agent may lend money to, and generally engage in any kind of banking, trust or other business with Borrowers as if it were not acting as Agent pursuant hereto.

                  (G)       Successor Agent.

                           (i) Resignation. If, at any time hereafter, Agent so elects, the Agent may resign as Agent, and if a receiver, trustee or custodian is appointed for Agent or for all or substantially all of the Agent's property, then, the Requisite Lenders or Borrowers may require that the Agent resign as Agent, in each case by giving at least thirty (30) days prior written notice to the Lenders and, as applicable, Borrower. In either event, such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

                           (ii) Appointment of Successor. Upon any such notice of resignation being given pursuant to clause (G)(i) above, the Requisite Lenders shall appoint a successor Agent from among the Lenders. If a successor Agent shall not have been so appointed within said thirty (30) day period, the retiring Agent shall then appoint a successor Agent from among the Lenders who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent from among the Lenders as provided above.

                           (iii) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent under the Loan

         Documents, the provisions of this subsection 9.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

                  (H)       Collateral Matters.

                           (i) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any property covered by the Security Documents under, and subject to, the following conditions: (a) upon termination of the Commitments and, in connection therewith, the termination of all Letters of Credit (or the provision of cash collateral in regard thereto, if required pursuant hereto) and the full payment and satisfaction of all Obligations; or (b) constituting property being sold or disposed of if Borrowers certify to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry). Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular types or items of property covered by the Security Documents pursuant to this subsection 9.2(H)(i).

                           (ii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Requisite Lenders (as set forth in subsection 9.2(H)(i)), each Lender agrees to confirm in writing, upon request by Borrower, the authority of Agent to release any property covered by the Security Documents conferred upon Agent under subsection 9.2(H)(i). Prior to any termination of this Agreement, so long as no Event of Default has occurred and is then continuing, upon receipt by Agent of confirmation from the Requisite Lenders of its authority to release any particular item or types of property covered by the Security Documents, and upon at least five (5) Business Days prior written request by Borrowers, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, however, that (a) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (b) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrowers, in respect of), all interests retained by Borrowers, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the property covered by the Security Documents. The foregoing shall not apply, however, in respect of the release of any security interest or Lien by Agent, on behalf of Lenders, in connection with a termination of this Agreement, which shall be governed exclusively by subsections 9.2(H)(i).

                           (iii) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Security Documents exists or is owned by Borrowers or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent therein or pursuant thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this subsection 9.2(H) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Security Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by the Security Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders; provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

                  (I) Agency for Perfection. Agent hereby appoints each Lender as its agent for the purpose of perfecting Agent's security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any collateral security for the Revolver Loans, it being understood and agreed that all such rights and remedies shall reside in, and may be exercised only by, Agent.

         9.3.     [INTENTIONALLY NOT USED]

         9.4. Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender or such holder at any of its offices for the account of such Borrowers or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender or such holder to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations which are not paid when due; except that no Lender shall exercise any such right without first giving notice to the Agent. Any Lender having a right to setoff shall, to the extent that, upon setoff, the amount of any such setoff exceeds its Pro Rata Share of the Obligations, be deemed to have purchased for cash (and the other Lenders shall be deemed to have sold) participations in each such other Lender's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each such other Lender in accordance with its respective Pro Rata Share. Each Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (b) any Lender or holder so purchasing a participation in the Revolver Loans made or other Obligations held by other Lenders or holders may exercise all rights of setoff, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Revolver Loans and other Obligations in the amount of such participation.

         9.5. Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Borrowers for Revolver Loans requested pursuant hereto. Each Lender shall reimburse Agent on demand by 2:00 p.m. (New York, New York time) on the Business Day of demand for all funds disbursed on its behalf by Agent (provided that if such demand is made on a day when such Lender is authorized to close for business under the laws of the State in which it is located and such Lender is, in fact, closed for business, such payment may be made on the immediately succeeding Business Day), or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Revolver Loan before Agent disburses same to Borrowers. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after its receipt of Agent's demand in accordance with the preceding sentence, Agent shall promptly notify Borrowers, and Borrowers shall immediately repay such amount to Agent. Pending Agent's receipt of such amount from Borrowers, such Lender shall remain obligated to Agent for reimbursement of such amount together with accrued interest thereon at the Federal Funds Rate from the date of Agent's disbursement of such amount until paid. Any repayment required pursuant to this subsection
9.5 shall be without premium or penalty. Nothing in this subsection 9.5 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of subsection 9.6, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

         9.6.     Disbursements of Advances, Payments and Information.

                  (A)       Revolver Loan Advances and Payments; Fee Payments.

                           (i) The Revolver Loan balance may fluctuate from day to day through Agent's disbursement of funds to, and receipt of funds from, Borrowers. In order to minimize the frequency of transfers of funds between Agent and each Lender, notwithstanding any terms to the contrary set forth in Section 2, Revolver Loans constituting Base Rate Loans and payments of principal and interest thereon will be settled according to the procedures described in subsections 9.6(A)(ii) and 9.6(A)(iii) of this Agreement. All other payments of principal, interest and fees hereunder, including, without limitation, in respect of any Revolver Loans constituting LIBOR Rate Loans, will be settled on the first Business Day after the Business Day received in accordance with the provisions of Section 2. Notwithstanding these special procedures as to Revolver Loans constituting Base Rate Loans, each Lender's obligation to fund its portion of any Revolver Loans made by Agent to Borrowers will commence on the date such Revolver Loans are made by Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

                           (ii) By not later than 11:00 a.m. (New York, New York time) on the first Business Day of each week, or more frequently (including daily), if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Lender by telephone, telex, or telecopy of the amount of each such Lender's Pro Rata Share of Revolver Loans constituting Base Rate Loans as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the actual amount of such Lender's share of Revolver Loans constituting Base Rate Loans to the required amount of such Lender's Pro Rata Share of Revolver Loans constituting Base Rate Loans as of any Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 2:00 p.m. (New York, New York time) on the Settlement Date. Notwithstanding the foregoing, if Agent so elects, Agent may require that each Lender make its Pro Rata Share of any requested Revolver Loan constituting a Base Rate Loan available to Agent for disbursement on the Funding Date applicable to such Loan. If Agent elects to require that such funds be made available, Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender's Pro Rata Share of such requested Revolver Loan no later than 11:00 a.m. (New York, New York time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Revolver Loan, in same day funds, by wire transfer to Agent's account not later than 2:00 p.m. (New York, New York time) on such Funding Date.

                           (iii) For purposes of this subsection 9.6(A)(iii), the following terms and conditions will have the meanings indicated:

                                    (1)      "Daily Loan Balance" means an
                  amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender on a Revolver Loan constituting a Base Rate Loan from its Funding Date through and including such calendar day, from (ii) the cumulative principal amount advanced by such Lender to Agent on that Revolver Loan.

                                    (2)      "Daily Interest Rate" means an
                  amount calculated by dividing the interest rate payable to a Lender on a Revolver Loan constituting a Base Rate Loan as of each calendar day by three hundred sixty (360).

                                    (3)      "Daily Interest Amount" means an
                  amount calculated by multiplying the Daily Loan Balance of a Revolver Loan constituting a Base Rate Loan by the associated Daily Interest Rate on that Revolver Loan.

                                    (4)      "Interest Ratio" means a number
                  calculated by dividing the total amount of the interest on a Revolver Loan constituting a Base Rate Loan received by Agent during the immediately preceding calendar month by the total amount of interest on that Revolver Loan due from Borrowers during the immediately preceding calendar month.

On the first Business Day of each calendar month ("Interest Settlement Date"), Agent will advise each Lender by telephone, telex, or telecopy of the amount of such Lender's Pro Rata Share of interest on Revolver Loans constituting Base Rate Loans as of the end of the last day of the immediately preceding calendar month. Agent will pay to such Lender by wire transfer to such Lender's account (as specified by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 2:00 p.m. (New York, New York time) on the Interest Settlement Date, such Lender's Pro Rata Share of interest on such Revolver Loans constituting Base Rate Loans. Such Lender's Pro Rata Share of interest on each such Revolver Loan will be calculated for that Revolver Loan by adding together the Daily Interest Amounts for each calendar day of the prior month for that Revolver Loan and multiplying the total thereof by the Interest Ratio for such Revolver Loan.

                  (B)      Availability of Lender's Pro Rata Share.

                           (i) Unless Agent has been notified by a Lender prior to a Funding Date of such Lender's intention not to fund its Pro Rata Share of a Revolver Loan requested by a Borrower, Agent may assume that such Lender will make such amount available to Agent on the Settlement Date. If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

                           (ii) Nothing contained in this subsection 9.6(B) will be deemed to relieve a Lender of its obligation to fulfill its Commitments or to prejudice any rights which Agent or a Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

                           (iii) Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Pro Rata Share of any Revolver Loan made after any acceleration of the Obligations with respect to any draw on a Letter of Credit.

                  (C)      Return of Payments.

                           (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

                           (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to a Borrower or paid to any other person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

                  (D) Dissemination of Information. Agent will use its best efforts to provide Lenders with any information received by Agent from Borrowers which is required to be provided to a Lender hereunder; provided, however, that Agent shall not be liable to Lenders for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct.

         9.7. Defaulting Lender's Status. Notwithstanding anything contained herein to the contrary, but in addition to provisions regarding the failure of a Lender to perform its obligations hereunder set forth elsewhere in this Agreement, so long as any Lender shall be in default in its obligation to fund its Pro Rata share of any Revolver Loan or shall have repudiated its Commitment, then, such Lender shall not be entitled to receive any payments of interest on its Revolver Loans or its share of any fees payable hereunder, and solely for purposes of voting or consenting to matters with respect to this Agreement, such Lender shall be deemed not to be a "Lender" hereunder and such Lender's Commitment shall be deemed to be zero ($0), unless and until (a) all other Obligations have been fully paid and satisfied, (b) such failure to fulfill its obligation to fund is cured and such Lender shall have paid, as and to the extent provided in this Agreement, to the applicable party, such amount then owing together with interest on the amount of funds that such Lender failed to timely fund at the interest rate prescribed therefor herein, or (c) the Obligations shall have been declared (or otherwise shall have become) immediately due and payable and/or the Commitments shall have been terminated. No Commitment of any Lender shall be increased or otherwise affected by any such failure or rejection by any Lender in any event, however.

SECTION 10.                 CONDITIONS PRECEDENT

         The obligations of Lenders to make Revolver Loans and of Agent to incur Letter of Credit Liabilities are subject to satisfaction of all of the applicable conditions precedent set forth below.

         10.1. Conditions to Initial Revolver Loans. The obligations of Lenders to make the initial Revolver Loans and for Agent to incur any initial Letter of Credit Liability are, in addition to the conditions precedent specified in Section 10.2, subject to the prior or concurrent satisfaction of the conditions set forth below.

                  (A) Working Estimates. Borrowers shall have delivered to Agent (with copies for each Lender) Working Estimates, on a month-to-month basis, for such period as the Lenders shall request, and Lenders shall be satisfied in all respects therewith.

                  (B) Fees. Borrowers shall have paid all fees payable on the Closing Date referred to in Section 3.1.

                  (C) Performance of Agreements. Borrowers shall have performed in all respects all agreements which this Agreement provides shall be performed on or before the Closing Date except as otherwise may be waived or deferred in writing by Lenders on the Closing Date.

                  (D) Environmental Due Diligence. Agent shall have received such Phase 1 environmental reports concerning the Real Property owned by Borrower as Agent shall require (with copies for each Lender) and the findings set forth therein shall be satisfactory to Lenders.

                  (E) Appraisals. Agent shall have received such appraisals and gemological reviews of Borrowers' Inventory as Agent shall require (with copies for each Lender) demonstrating appraised values thereof satisfactory to Lenders.

                  (F) Evidence of Perfection and Priority of Liens. Agent shall have received copies of all filing receipts or acknowledgments issued by any Governmental Authority to evidence any filing or recordation necessary to perfect the Liens of Agent in the Collateral and evidence in form satisfactory to Agent that such Liens constitute valid and perfected first priority security interests and Liens, and that there are no other Liens upon any Collateral, except for Permitted Liens.

                  (G) No Labor Disputes. Lenders shall have received assurances satisfactory to Lenders that there are no threats of strikes or work stoppages by any employees, or organization of employees, of any Borrower.

                  (H) Compliance with Laws and Other Agreements. Lenders shall have determined or received assurances satisfactory to Lenders that none of the Loan Documents or any of the transactions contemplated thereby violate any Applicable Law or agreement binding upon any Borrower.

                  (I) No Material Adverse Change. No material adverse change in the financial condition of any Borrower or the quality or value of any Collateral shall have occurred since January 31, 1998.

                  (J) Material Agreements. Agent and Lenders shall have reviewed and shall be satisfied with the terms and provisions of all material agreements of Borrowers, including, without limitation, the Sam's Club Agreement.

                  (K) Purchase Documents. The Purchase Agreement, the Merger Agreement and all other Purchase Documents, as well as the structure of the purchase and merger transactions contemplated thereby, shall be in form and substance satisfactory to Lenders in all respects. All consents, waivers, approvals, filings with, and notices to, Governmental Authorities or other Persons necessary to permit the consummation of the transactions contemplated by the Purchase Agreement and the Merger Agreement shall have been obtained, made or given, and the transactions contemplated by the Purchase Agreement and the Merger Agreement shall have been consummated, including, without limitation, the payment in full of the "Purchase Price" and all "Subordinated Debt" and the "Revolving Credit Facility" (as such terms are defined in the Purchase Agreement) and deposit of the Merger Consideration with such escrow agent as is required pursuant to the Merger Agreement.

                  (L) Solvency. After giving effect to the consummation of the transactions contemplated by the Purchase Agreement and by this Agreement, each Borrower shall be Solvent, and Agent shall have received from Borrowers (with copies for each Lender) pro forma balance sheets and Working Estimates prepared on a basis satisfactory to Lenders, so demonstrating, as well as certifications of Authorized Officers of Borrowers as to Borrowers' solvency and related matters, in form and substance satisfactory to Lenders.

                  (M) Corporate Existence and Authority. The Agent shall have received for each Borrower and each Guarantor Subsidiary of each Borrower, copies of its articles or certificate of incorporation or equivalent organizational documents, certified by the Secretary of State of its State of Incorporation or other appropriate officer of its jurisdiction of organization, as well as copies of its bylaws and resolutions authorizing its execution, delivery and performance of the Loan Documents to which it is party, certified by its corporate Secretary or Assistant Secretary.

                  (N) Loan Documents. On or before the Closing Date, Borrowers shall have delivered, or caused to have been delivered, to Agent the Notes, the Cross-Corporate Guaranty, the

Subsidiary Guaranty, the Stock Pledge Agreement, other Loan Documents and all other documents listed on the Closing Documents Schedule, each, unless otherwise noted, dated the Closing Date, duly executed (if applicable), in form and substance satisfactory to Lenders and in quantities designated by Agent.

         10.2. Conditions to All Revolver Loans. The obligations of Lenders to make any Revolver Loan or of Agent to incur any Letter of Credit Liability on each Funding Date are subject to the further conditions precedent set forth below.

                  (A) Notice of Borrowing. Agent shall have received, in accordance with the provisions of subsection 2.1, a Notice of Borrowing or notice requesting incurrence of Letter of Credit Liability.

                  (B) Representations Still True. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete in all material respects on and as of the Funding Date to the same extent as though made on and as of the Closing Date, except for any representation or warranty limited by its terms to a specific date and taking into account any updates to the Schedules or Exhibits and any events which would cause any such representations and warranties no longer to be true, correct or complete, in each case as disclosed in writing by Borrowers to Agent after the Closing Date, and, if not consistent with the covenants corresponding thereto, approved by the Requisite Lenders or, if required, all Lenders.

                  (C) No Suspension or Termination of Commitments. The Commitments of Lenders shall not have been suspended or terminated pursuant to the operation of Section 7.2.

                  (D) No Restraining Order. Agent shall not have received notice or knowledge of any pending or threatened order, judgment or decree of any court, arbitrator or Governmental Authority which purports to enjoin or restrain Lenders from making any Revolver Loans or Agent from incurring any Letter of Credit Liability.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto, and each Borrower has caused its corporate seal to be affixed hereto, as of the Closing Date.

                                     "BORROWERS"

                                     JAN BELL MARKETING, INC.


                                     By:   /s/ David Boudreau
                                           ------------------------------------
                                           David Boudreau
                                           Senior Vice President/Finance and
                                           Chief Financial Officer



                                     MAYOR'S JEWELERS, INC.


                                     By:   /s/ David Boudreau
                                           ------------------------------------
                                          Name:  David Boudreau
                                               --------------------------------
                                          Title: Vice President
                                                -------------------------------



                                     JBM RETAIL COMPANY, INC.


                                     By:   /s/ David Boudreau
                                           ------------------------------------
                                           David Boudreau
                                           Vice President and Treasurer




                                     Address for Borrowers and Borrowers' Agent:

                                              Jan Bell Marketing, Inc.
                                              14051 Northwest 14th Street
                                              Sunrise, Florida 33323
                                              Attention: Mr. David Boudreau
                                                         Chief Financial Officer

                                     Telecopier: (954) 846-2887

                                     "AGENT"

                                     CITICORP USA, INC.


                                     By:  /s/ Shapleigh B. Smith
                                          -------------------------------------
                                          Name:   Shapleigh B. Smith
                                          Title:  Vice President


                                     Address:    399 Park Avenue
                                                 New York, New York 10043
                                                 Attention: Shapleigh B. Smith
                                                            Vice President
                                     Telecopier: (212) 793-1290

                                  "LENDERS"

Commitment:                       CITICORP USA, INC.
$15,000,000

                                  By:  /s/ Shapleigh B. Smith
                                       ----------------------------
                                       Name:  Shapleigh B. Smith
                                       Title: Vice President


                                  Lending Office: 399 Park Avenue
                                                  New York, New York 10043
                                                  Attention: Shapleigh B. Smith
                                                             Vice President
                                  Telecopier:     (212) 793-1290



















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



Commitment:                      FIRST UNION NATIONAL BANK
$13,000,000

                                 By:  /s/ Richard J. Preskenis
                                      -------------------------------
                                      Name:   Richard J. Preskenis
                                      Title:  Vice President


                                 Lending Office: 1339 Chestnut Street
                                                 PA 4813
                                                 Philadelphia, PA 19107
                                                 Attention: Richard J. Preskenis
                                                            Vice President
                                 Telecopier:     (215) 973-6680




































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



Commitment:                      BANKBOSTON RETAIL FINANCE INC.
$13,000,000

                                 By:  /s/ Michael L. Pizette
                                      ----------------------------------
                                      Name: Michael L. Pizette
                                            ----------------------------
                                      Title: Managing Director
                                             ---------------------------


                                 Lending Office:   40 Broad Street
                                                   10th Floor
                                                   Boston, Massachusetts 02109
                                                   Attention: Credit
                                                   Administration
                                 Telecopier:       (617) 434-4310

Commitment:                       FOOTHILL CAPITAL CORPORATION
$13,000,000

                                  By: /s/ Anthony Alui
                                      ---------------------------------
                                       Name: Anthony Alui
                                             --------------------------
                                       Title: Vice President
                                             --------------------------


                                  Lending Office:   60 State Street
                                                    Suite 1150
                                                    Boston, Massachusetts 02109
                                                    Attention: Tony Aloi
                                                    Vice President
                                  Telecopier:       (617) 722-9493































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



Commitment:                      NATIONAL CITY COMMERCIAL FINANCE,
$13,000,000                      INC.


                                 By:  /s/ Elizabeth M. Lynch
                                      -----------------------------------
                                      Name: Elizabeth M. Lynch
                                            -----------------------------
                                      Title: Vice President
                                            -----------------------------


                                 Lending Office:  1965 East Sixth Street
                                                  Suite 400
                                                  Loc. 3049
                                                  Cleveland, Ohio 44114
                                                  Attention: Kate George
                                                  Assistant Vice President
                                 Telecopier:      (216) 575-9555

Commitment:                      WELLS FARGO BANK, N.A.
$13,000,000

                                 By:  /s/ Michael P. Baranowski
                                      -----------------------------------
                                      Name: Michael P. Baranowski
                                            -----------------------------
                                      Title: Vice President
                                            -----------------------------


                                 Lending Office:  100 W. Washington
                                                  First Floor
                                                  MAC# 4101-016
                                                  Phoenix, Arizona 85003
                                                  Attention: Michael Baranowski
                                                             Vice President
                                 Telecopier:      (602) 378-6030





































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